Exhibit 10.2

AGREEMENT AND PLAN OF MERGER
by and among
Star Equity Holdings, Inc.,
Merger Sub - R, Inc.
and
Harte Hanks, Inc.
Dated as of August 14, 2026

Exhibit 10.2
TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS & INTERPRETATIONS    1
1.1    Certain Definitions                                    1
1.2    Additional Definitions                                15
1.3    Certain Interpretations                                17
ARTICLE II THE MERGER                                19
2.1    The Merger                                        19
2.2    The Effective Time                                    19
2.3    The Closing                                        19
2.4    Effect of the Merger                                    19
2.5    Certificate of Incorporation and Bylaws                        19
2.6    Directors and Officers                                20
2.7    Effect on Capital Stock                                20
2.8    Election Procedures.                                    23
2.9    Company Equity Awards                                24
2.10    Exchange of Certificates                                25
2.11    No Further Ownership Rights in Company Common Stock            27
2.12    Lost, Stolen or Destroyed Certificates                        27
2.13    Withholding Rights                                    28
2.14    Dividends or Distributions                                28
2.15    Necessary Further Actions                                28
2.16    Intended Tax Treatment                                28
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY    28
3.1    Organization; Good Standing                            29
3.2    Corporate Power; Enforceability                            29
3.3    Company Board Approval; Fairness Opinion; Anti-Takeover Laws        29
3.4    Requisite Stockholder Approval                            30
3.5    Non-Contravention                                    30
3.6    Requisite Governmental Approvals                        30
3.7    Company Capitalization                                31
3.8    Subsidiaries    32

Exhibit 10.2
3.9    Company SEC Reports                                33
3.10    Company Financial Statements; Internal Controls; Indebtedness        33
3.11    No Undisclosed Liabilities                                34
3.12    Absence of Certain Changes                            34
3.13    Material Contracts                                    35
3.14    Real Property                                    35
3.15    Environmental Matters                                36
3.16    Intellectual Property                                    37
3.17    Tax Matters                                        40
3.18    Employee Plans                                    41
3.19    Labor Matters                                    43
3.20    Permits; Compliance with Laws                            43
3.21    Legal Proceedings; Orders                                44
3.22    Insurance                                        44
3.23    Related Person Transactions                            45
3.24    Brokers                                        45
3.25    Trade Controls; Anti-Corruption Laws                        45
3.26    No Reliance                                        47
3.27    Information Supplied                                47
3.28    Transaction Expenses                                47

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB                                                47
4.1    Organization; Good Standing                            48
4.2    Power; Enforceability                                48
4.3    Non-Contravention                                    49
4.4    Requisite Governmental Approvals                        49
4.5    Parent Capitalization                                49
4.6    Subsidiaries                                        50
4.7    Parent SEC Reports                                    50
4.8    Parent Financial Statements; Internal Controls; Indebtedness            51
4.9    No Undisclosed Liabilities                                52

Exhibit 10.2
4.10    Absence of Certain Changes                            52
4.11    Permits; Compliance with Laws                            52
4.12    Legal Proceedings; Orders                                52
4.13    Ownership of Company Capital Stock                        52
4.14    Brokers                                        52
4.15    Operations of Parent and Merger Sub                        53
4.16    No Parent Vote or Approval Required                        53
4.17    Stockholder and Management Arrangements                    53
4.18    Financing                                        53
4.19    Solvency                                        54
4.20    Information Supplied                                54
4.21    Exclusivity of Representations and Warranties                    54
ARTICLE V INTERIM OPERATIONS OF THE COMPANY                55
5.1    Affirmative Obligations                                55
5.2    Forbearance Covenants                                56
5.3    No Solicitation                                    59
ARTICLE VI ADDITIONAL COVENANTS                        62
6.1    Required Action and Forbearance; Efforts                    62
6.2    Form S-4; Proxy Statement; Other Required SEC Filings            63
6.3    Stockholder Meeting                                    64
6.4    Anti-Takeover Laws                                    65
6.5    Access                                            65
6.6    Section 16(b) Exemption                                69
6.7    Directors’ and Officers’ Exculpation, Indemnification and Insurance        70
6.8    Employee Matters                                    72
6.9    Obligations of Merger Sub                                73
6.10    Notification of Certain Matters                            73
6.11    Public Statements and Disclosure                            74
6.12    Company Transaction Litigation                            74
6.13    Parent Transaction Litigation                            74
6.14    Stock Exchange Delisting; Deregistration                        75
6.15    Additional Agreements                                75

Exhibit 10.2
6.16    No Control of the Other Party’s Business                        75
6.17    No Employment Discussions                            75
6.18    Debt Financing Matters                                75
6.19    Alternative Debt Financing                                78
6.20    Debt Financing Costs                                78
6.21    Transaction Expense Update                            78
ARTICLE VII CONDITIONS TO THE MERGER                    79
7.1    Conditions to Each Party’s Obligations to Effect the Merger            79
7.2    Conditions to the Obligations of Parent and Merger Sub                80
7.3    Conditions to the Company’s Obligations to Effect the Merger            81
7.4    Frustration of Closing Conditions                            82
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER            82
8.1    Termination                                        82
8.2    Manner and Notice of Termination; Effect of Termination            84
8.3    Fees and Expenses                                    84
8.4    Amendment                                        88
8.5    Extension; Waiver                                    88
ARTICLE IX GENERAL PROVISIONS                            88
9.1    Survival of Representations, Warranties and Covenants                88
9.2    Notices                                        90
9.3    Assignment                                        90
9.4    Confidentiality                                    90
9.5    Entire Agreement                                    91
9.6    Third Party Beneficiaries                                91
9.7    Severability                                        91
9.8    Remedies                                        91
9.9    Governing Law                                    93
9.10    Consent to Jurisdiction                                93
9.11    WAIVER OF JURY TRIAL                            93
9.12    Company Disclosure Letter References                        94
9.13    Counterparts                                        94
9.14    No Limitation                                    94

Exhibit 10.2
9.15    Performance Guarantee                                94

Exhibit 10.2
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 14, 2026, by and among Star Equity Holdings, Inc., a Delaware corporation (“Parent”), Merger Sub - R, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Harte Hanks, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.
RECITALS
A. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement providing for the merger of Merger Sub with and into the Company, with the Company surviving and Merger Sub ceasing to exist (the “Merger”), and declared this Agreement advisable, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and approve the Merger in accordance with the DGCL.
B. Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.
C. Immediately after the execution and delivery of this Agreement, certain stockholders of the Company will enter into voting and support agreements (the “Voting and Support Agreements”) with the Company and Parent, pursuant to which such stockholders will agree, among other things, to vote their shares of Company Common Stock in favor of the adoption of this Agreement, on the terms and subject to the conditions set forth therein.
D. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:
(a)“ABL Loan Agreement” means that certain Loan Agreement, dated as of December 21, 2021, among the Company, the subsidiary guarantors party thereto and Texas Capital Bank, as amended by that certain First Amendment to Loan Agreement, dated as of December 29, 2023, and that certain Second Amendment to Loan Agreement, dated as of June 24, 2025 (as further amended, restated, supplemented or otherwise modified from time to time).
(b) “ABL Loan Agreement Amendment” means an amendment to the ABL Loan Agreement, in form and substance satisfactory to Parent, (i) providing for the Debt Financing, (ii) evidencing Texas Capital Bank’s consent to the consummation of the Closing subject to and in accordance with the terms of this Agreement, and (iii) providing for the continued financing of the Company’s business from and after the Closing.

Exhibit 10.2
(c)“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case, that contains customary provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement and do not prohibit the Company from complying with its obligations under this Agreement, including Section 5.3.
(d)“Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.
(e)“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
(i)any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 25% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 25% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;
(ii)any direct or indirect purchase (including by way of merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction), license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 25% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition, as determined in good faith by the Company Board or a committee thereof); or
(iii)any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 25% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction.
(f)“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
(g)“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

Exhibit 10.2
(h)“Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of December 31, 2025 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2025.
(i)“Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.
(j)“Code” means the Internal Revenue Code of 1986, as amended.
(k)“Company Board” means the Board of Directors of the Company.
(l)“Company Capital Stock” means the Company Common Stock.
(m)“Company Common Stock” means the common stock, par value $1.00 per share, of the Company.
(n)“Company Equity Awards” means the Company Options, the Company RSUs and the Company PSUs.
(o)“Company Equity Plans” means the Company’s 2020 Equity Incentive Plan, the Company’s Amended and Restated 2013 Omnibus Incentive Plan and the Company’s 2023 Inducement Equity Incentive Plan.
(p)“Company Group” means the Company and its Subsidiaries.
(q)“Company Intellectual Property” means any Intellectual Property that is owned by the Company Group.
(r)“Company Material Adverse Effect” means any fact, change, event, violation, inaccuracy, effect, occurrence or circumstance (each, an “Effect”) that, individually or taken together with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company Group, taken as a whole, or would reasonably be expected to, individually or in the aggregate, make impossible the ability of the Company to satisfy the conditions precedent to the Merger or consummate the Merger and the other transactions contemplated by this Agreement prior to the Termination Date; provided, however, that none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
(i)changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;
(ii)changes in conditions in the financial markets or capital markets in the United States or any other country or region in the world, including (A) changes in exchange rates for the currencies of any country or (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(iii)changes in conditions in the industries in which the Company Group conducts business;
(iv)changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;
(v)any geopolitical conditions, cyberattack, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

Exhibit 10.2
(vi)earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters or weather conditions, epidemics, pandemics, disease outbreaks or other force majeure events or acts of God in the United States or any other country or region in the world;
(vii)any Effect resulting from the negotiation, execution, delivery, announcement, pendency, performance, compliance with the terms of or consummation of this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person;
(viii)any action taken or refrained from being taken by the Company or its Subsidiaries, Affiliates or Representatives that is expressly required by the terms of this Agreement, or is consented to by Parent;
(ix)any action taken or refrained from being taken, in each case by any member of the Company Group to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;
(x)changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);
(xi)changes in the price or trading volume of the Company Common Stock or changes or prospective changes to the Company’s credit rating (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise falling within any of the exceptions set forth in clauses (i) through (xiv) other than this clause (xi));
(xii) any public estimates or expectations of the Company’s revenue, earnings, cash flows, EBITDA or other financial performance or results of operations for any period; or (B) any internal budgets, plans, or projections or internal forecasts of its revenues, earnings, cash flows, EBITDA or other financial performance or results of operations (it being understood that any cause of any such failure, and any Effect underlying or contributing to such failure, may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise falling within any of the exceptions set forth in clauses (i) through (xiv) other than this clause (xii));
(xiii)any Company Transaction Litigation; and
(xiv)any breach, violation or non-performance by Parent or Merger Sub of any of their respective obligations under this Agreement.
provided, further, that the exceptions set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (x) shall not apply to the extent that such Effect has had, or would reasonably be expected to have, a disproportionate adverse effect on the Company Group, taken as a whole, relative to other companies operating in the industries in which the Company Group operates.
(s)“Company Option” means an option to purchase shares of Company Common Stock granted pursuant to any of the Company Equity Plans.
(t)“Company PSU” means a performance stock unit award granted pursuant to any of the Company Equity Plans that vests in whole or in part upon the achievement of one or more performance goals (notwithstanding that the vesting of such award may also be conditioned upon the continued services of the holder thereof).

Exhibit 10.2
(u)“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company Group.
(v)“Company RSU” means a restricted stock unit award granted pursuant to any of the Company Equity Plans that vests in whole upon the continued services of the holder thereof.
(w)“Company Stockholders” means the holders of shares of Company Capital Stock.
(x)“Company Transaction Expenses” means the fees and expenses of (i) the Company’s financial advisor and any other investment banker, broker, advisor or similar party, and (ii) any accountant, legal counsel, proxy solicitor, stockholder meeting and proxy voting system manager, tax advisor, outside general counsel or consultant, or other Person, as well as the costs of all D&O Insurance (including any “tail policy” purchased pursuant to Section 6.7(c)), and all amounts payable by the Company (or any of its Subsidiaries), whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements by reason of (either alone or in conjunction with any other event, such as termination or continuation of employment) the consummation of the Transactions or any Transaction document (including such amounts payable to any employee of any member of the Company (or any of its Subsidiaries) at the election of such employee pursuant to any such arrangements), in each case incurred or arising in connection with this Agreement or the Transactions; provided, however, that “Company Transaction Expenses” shall not include any amounts payable in respect of Award Company Shares pursuant to Section 2.9 or any amount payable in connection with the Debt Financing or any Alternative Debt Financing pursuant to Section 6.20.
(y)“Company Transaction Litigation” means any Legal Proceeding commenced or threatened against the Company or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Filing, other than any Legal Proceedings among the Parties related to this Agreement.
(z)“Continuing Employee” means an individual who is an employee of a member of the Company Group immediately prior to the Effective Time and who continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.
(aa)“Contract” means any written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.
(ab)“Debt Financing” means a proposed financing of a portion of the Cash Consideration and any cash in lieu of fractional shares of Parent Preferred Stock payable pursuant to Section 2.7, up to a cap of $15,000,000 (the “Maximum Debt Financing Amount”), pursuant to a draw by the Company on its $25,000,000 existing secured revolving credit facility under the ABL Loan Agreement.
(ac)“Environmental Law” means any law, statute, code, rule, regulation, decree, injunction or order in effect as of the date of this Agreement relating to pollution or the protection of the environment.
(ad)“ERISA” means the Employee Retirement Income Security Act of 1974.
(ae)“Exchange Act” means the Securities Exchange Act of 1934.
(af)“Exempted Party” means any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group that included such Person immediately prior to the expiration of the Go-Shop Period, represent at least 50% of the equity financing of such group at all times following the expiration of the Go-Shop Period), from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the expiration of the Go-Shop Period, an Acquisition Proposal that the Company Board (or a committee thereof) determines in good faith (such determination to be made no later than prior to the No-Shop Period Start Date), after consultation with outside counsel and its financial advisors, is a Superior Proposal or would reasonably be expected to result in a Superior Proposal; provided, however, that such Person or group of Persons shall immediately and irrevocably cease to be an Exempted Party if, at any time after the No-Shop Period Start Date, the Acquisition Proposal submitted by such Person or group of Persons is withdrawn or terminated or modified in a manner such

Exhibit 10.2
that, in the good faith determination of the Company Board (or a committee thereof) after consultation with outside counsel and its financial advisors, as modified, it no longer constitutes or is reasonably expected to result in a Superior Proposal.
(ag)“GAAP” means generally accepted accounting principles, consistently applied, in the United States.
(ah)“Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.
(ai)“Hazardous Substance” means any substance, material or waste that is regulated by a Governmental Authority as, “hazardous,” “toxic” or “radioactive” or words of similar import, pursuant to any Environmental Law, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.
(aj)“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, including the Health Information Technology for Economic and Clinical Health Act, and all regulations promulgated thereunder.
(ak)“Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to capitalized or finance leases; (v) net obligations under interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions which would appear as liabilities on a balance sheet in accordance with GAAP; (vii) arising in connection with earnouts or other contingent payment obligations, in each case to the extent that such liabilities or obligations would appear as liabilities on a balance sheet in accordance with GAAP; and (viii) indebtedness of others guaranteed by the Company Group or secured by any lien or security interest on the assets of the Company Group.
(al)“Health Law” means any law, statute, code, rule, regulation, decree, guidance, GFI, injunction or order in effect as of the date of this Agreement, including but not limited to, the Federal Food, Drug, and Cosmetic Act, state equivalent food, drug, and cosmetic acts, state pharmacy practice acts, state drug manufacturing acts, the Drug Quality and Security Act, state wholesale laws, and any local equivalents.
(am)“Intellectual Property” means the rights associated with the following: (i) all United States and foreign priority, provisional, utility, and design patents and applications therefor (including all reissues, reexaminations, divisions, continuations, continuations in part, and extensions thereof) (“Patents”); (ii) all copyrights and rights in original works of authorship (whether registered or unregistered) (“Copyrights”); (iii) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade dress rights (including trade dress, trade dress registrations, trade dress applications), trade names, business names, brand names, designs, and similar designation of origin and rights therein (“Marks”); (iv) rights in trade secrets, proprietary information, and confidential information, and other intellectual property rights in inventions, studies, manufacturing processes, know how, ideas, developments, drawings, software and data; (v) internet domain name and domain name registrations; (vi) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world; and (vii) registrations and applications for registration of any of the foregoing.
(an)“IRS” means the United States Internal Revenue Service or any successor thereto.
(ao)“Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of any one of David Fisher, David Garrison, Doug Graham, Patrick O'Brien, or Benjamin Chacko, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving Intellectual Property, Knowledge does not require the Company, or any of its directors, officers or employees, to have conducted or have obtained any freedom to operate

Exhibit 10.2
opinions or any Patent, Marks or other Intellectual Property clearance searches, and if not conducted or obtained, no knowledge of any third Person Patents, Marks or other Intellectual Property that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.
(ap)“Legal Proceeding” means any claim, action, charge, complaint, audit, lawsuit, litigation, investigation (to the Knowledge of the Company, as used in relation to the Company), or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator (public or private), mediator or other tribunal.
(aq)“Material Contract” means any of the following Contracts of the Company Group (other than an Employee Plan):
(i)any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;
(ii)any Contract with any staffing agency, employee leasing company, professional employer organization (PEO) or other labor supplier pursuant to which individuals provide services to the Company or any of its Subsidiaries;
(iii)any Contract with any supplier, vendor, subcontractor or service provider that received aggregate payments from the Company Group in excess of $1,000,000 during fiscal year 2025 or during year-to-date fiscal year 2026;
(iv)any Contract with any customer that has made aggregate payments to the Company Group in excess of $1,000,000 during fiscal year 2025 or during year-to-date fiscal year 2026 (each, a “Material Customer”);
(v)any IP Contracts;
(vi)any Contract providing for the research, development, design, enhancement, creation, authorship, invention, discovery, reduction to practice or other development of any material Intellectual Property for the benefit of the Company or any of its Subsidiaries;
(vii)any Contract containing any covenant or other provision (A) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company; (B) prohibiting the Company or any of its Subsidiaries from engaging in any material business with any Person or levying a material fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions, in each case other than any such Contracts that (1) may be cancelled without material liability to the Company Group upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole;
(viii)any Contract (A) relating to the disposition or acquisition of assets by the Company Group with a value greater than $250,000 after the date of this Agreement other than in the ordinary course of business; (B) pursuant to which the Company Group will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company; or (C) with respect to any acquisition or divestiture pursuant to which the Company Group has continuing indemnification, “earn-out” or other contingent payment obligations;
(ix)any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness, in each case in which the outstanding obligation,

Exhibit 10.2
individually, is in excess of $1,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to one or more members of the Company Group by one or more other members of the Company Group; and (C) extensions of credit to customers in the ordinary course of business;
(x)any Lease or sublease as set forth in Section 3.14(b) of the Company Disclosure Letter;
(xi)any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Company Equity Plans);
(xii)any Contract providing for indemnification of any officer, director or employee by the Company Group, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent; any Contract containing any support, maintenance or service obligation on the part of the Company Group that represents revenue in excess of $1,000,000 on an annual basis, other than those Contracts that may not be cancelled without liability to the Company Group upon notice of 90 days or less;
(xiii)other than in respect of the ABL Loan Agreement, any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company Group, prohibits the pledging of the capital stock of the Company Group, prohibits the issuance of guarantees by the Company Group or grants any rights of first refusal or right of first offer or similar right or that limits or proposes to limit the ability of the Company Group or Affiliates to sell, transfer, pledge, or otherwise dispose of any assets or businesses in excess of $250,000;
(xiv)any Contract that contains a put, call or similar right pursuant to which the Company Group could be required to purchase or sell, as applicable, any equity interests of any Person or assets, in each case with a value in excess of $250,000;
(xv)any settlement, conciliation or similar agreement with any Governmental Authority, Person, or pursuant to which the Company Group has any continuing obligations, including any remaining payment obligations in excess of $100,000 or any other material obligations following the date of this Agreement;
(xvi)any Contract that involves a joint venture entity, strategic alliance, limited liability company, partnership or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any of the foregoing (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person);
(xvii)any Contract (A) between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries or any Person beneficially owning five percent (5%) or more of the outstanding shares of Company Common Stock, on the other hand (other than any Employee Plan), or (B) that would be required to be disclosed pursuant to Item 404 of Regulation S-K;
(xviii)any Contract that obligates the Company or any of its Subsidiaries to make any future capital investment or capital expenditure outside the ordinary course of business in excess of $250,000; and any Contract that is reasonably likely to result in payments by the Company Group of more than $1,000,000 in the aggregate over the remaining term of such Contract.

Exhibit 10.2
(ar)“NASDAQ” means The NASDAQ Global Market and any successor stock exchange or inter dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.
(as)“Non-Recourse Company Party” means the former, current and future direct and indirect equityholders, controlling persons, directors, officers, employees, Affiliates (other than Company), members, managers, general partners, limited partners, attorneys, agents, representatives and assignees of Company.
(at)“Non-Recourse Parent Party” means the former, current and future direct and indirect equityholders, controlling persons, directors, officers, employees, Affiliates (other than Parent and Merger Sub), members, managers, general partners, limited partners, attorneys, agents, representatives and assignees of Parent and Merger Sub.
(au)“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.
(av)“Parent Group” means Parent and its Subsidiaries.
(aw)“Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Parent Group, taken as a whole, or would reasonably be expected to, individually or in the aggregate, make impossible the ability of the Parent to satisfy the conditions precedent to the Merger or consummate the Merger and the other transactions contemplated by this Agreement prior to the Termination Date; provided, however, that none of the following (by itself or when aggregated) will be deemed to be or constitute a Parent Material Adverse Effect or will be taken into account when determining whether a Parent Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
(i)changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;
(ii)changes in conditions in the financial markets or capital markets in the United States or any other country or region in the world, including (A) changes in exchange rates for the currencies of any country or (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(iii)changes in conditions in the industries in which the Parent Group conducts business;
(iv)changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;
(v)any geopolitical conditions, cyberattack, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;
(vi)earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters or weather conditions, epidemics, pandemics, disease outbreaks or other force majeure events or acts of God in the United States or any other country or region in the world;
(vii)any Effect resulting from the negotiation, execution, delivery, announcement, pendency, performance, compliance with the terms of or consummation of this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Parent Group with employees, suppliers, customers, partners, vendors or any other third Person;

Exhibit 10.2
(viii)any action taken or refrained from being taken by the Parent or its Subsidiaries, Affiliates or Representatives that is expressly required by the terms of this Agreement, or is consented to by the Company;
(ix)any action taken or refrained from being taken, in each case by any member of the Parent Group to which the Company has expressly approved, consented to or requested in writing following the date of this Agreement;
(x)changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);
(xi)changes in the price or trading volume of the Parent Common Stock or changes or prospective changes to the Parent’s credit rating (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Parent Material Adverse Effect and may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise falling within any of the exceptions set forth in clauses (i) through (xiii) other than this clause (xi));
(xii)any failure by the Parent Group to meet (A) any public estimates or expectations of the Parent’s revenue, earnings, cash flows, EBITDA or other financial performance or results of operations for any period; or (B) any internal budgets, plans, or projections or internal forecasts of its revenues, earnings, cash flows, EBITDA or other financial performance or results of operations (it being understood that any cause of any such failure, and any Effect underlying or contributing to such failure, may be deemed to constitute, in and of itself, a Parent Material Adverse Effect and may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise falling within any of the exceptions set forth in clauses (i) through (xiii) other than this clause (xii)); and
(xiii)any breach, violation or non-performance by Company of any of its obligations under this Agreement;
provided, further, that the exceptions set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (x) shall not apply to the extent that such Effect has had, or would reasonably be expected to have, a disproportionate adverse effect on the Parent Group, taken as a whole, relative to other companies operating in the industries in which the Parent Group operates.
(ax)“Parent Preferred Stock” means the 10% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share, of Parent.
(ay)“Parent Securities” means any (i) Parent Capital Stock, (ii) outstanding shares of capital stock of, or other equity or voting interest in, Parent; (iii) outstanding securities of Parent convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, Parent; (iv) outstanding options, warrants or other rights or binding arrangements to acquire from Parent, or that obligate Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, Parent; (v) obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent; and (vi) outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, Parent.
(az)“Parent Transaction Litigation” means any Legal Proceeding commenced or threatened against Parent or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or

Exhibit 10.2
any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Filing, other than any Legal Proceedings among the Parties related to this Agreement.
(ba)“Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and real estate licenses (other than capital or finance leases and leases underlying sale and leaseback transactions), the terms of which that do not, individually or in the aggregate, adversely affect in any material respect the current use or value of any real property subject thereto; (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) covenants, conditions, restrictions, easements, imperfections of title and other similar non-monetary matters affecting title to such Person’s owned or leased real property that do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (viii) any right of way or easement related to public roads and highways that do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (ix) zoning, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property that are not violated by the current use and operation of such real property; (x) liens (or other encumbrances of any type) securing (a) obligations under the ABL Loan Agreement, (b) other secured Indebtedness of the Company Group that is not contemplated to be paid off at Closing in accordance with the terms hereof or (c) other liabilities reflected on the balance sheet or in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date of this Agreement; (xi) licenses to or of Company Intellectual Property; (xii) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company Group, taken as a whole; or (xiii) statutory, common law or contractual liens of landlords or liens against the interests of a landlord or owner of any Leased Real Property unless caused by the Company Group.
(bb)“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.
(bc)“Registered Intellectual Property” means all United States, international and foreign (i) issued Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.
(bd)“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
(be)“SEC” means the United States Securities and Exchange Commission or any successor thereto.
(bf)“Securities Act” means the Securities Act of 1933.
(bg)“Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such

Exhibit 10.2
company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.
(bh)“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems relevant, and if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “25%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
(bi)“Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes imposed by any Governmental Authority (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes, together with all interest, penalties and additions imposed by any Governmental Authority with respect to such amounts).
(bj)“Transactions” means the Merger and the other transactions contemplated by this Agreement, including the Debt Financing (or any Alternative Debt Financing), to the extent consummated as of the Effective Time, and the ABL Loan Agreement Amendment, to the extent consummated as of the Effective Time.
(bk)“WARN” means the Worker Adjustment and Retraining Notification Act of 1988.
1.2Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	3.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(b)
Alternative Debt Financing	6.19
Alternative Debt Financing Agreements	6.18(b)(i)
Announcement	6.11
Award Company Share	2.7(a)(ii)
Bylaws	3.1
Capitalization Date	3.7(a)
Cash Consideration	2.7(a)(ii)(A)
Cash Electing Company Share	2.7(a)(ii)(A)
Certificate of Merger	2.2
Certificates	2.10(c)
Charter	2.5(a)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Closing Year	6.8(c)
Collective Bargaining Agreement	3.19(a)

Exhibit 10.2

Company	Preamble
Company 401(k) Plan	6.8(f)
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company Liability Limitation	8.3(g)(iii)
Company Related Parties	8.3(f)(iii)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.3(a)
Company Termination Fee	8.3(b)(i)
Confidentiality Agreement	9.4
Consent	3.6
DGCL	Recitals
DTC	2.10(d)
Effective Time	2.2
Electing Company Shares	2.7(a)(ii)(B)
Election Date	2.8(c)
Electronic Delivery	9.13
Employee Plans	3.18(a)
Exchange Fund	2.10(b)
FCPA	3.25(b)
Form of Election	2.8(a)
Form S-4	6.2(a)
Go-Shop Period	5.3(a)
Indemnified Persons	6.7(a)
Intervening Event	5.3(e)(i)
IP Contracts	3.16(f)
Lease	3.14(b)
Leased Real Property	3.14(b)
Maximum Cash Amount	2.7(a)(iv)
Merger	Recitals
Merger Consideration	2.7(a)(ii)(B)
Merger Sub	Preamble
New Plan	6.8(d)
No-Shop Period Start Date	5.3(a)
Non-U.S. Plan	3.18(f)
Notice Period	5.3(e)(ii)(3)
Old Plan	6.8(d)
Other Required Company Filing	6.2(b)
Other Required Filing	6.2(h)
Other Required Parent Filings	6.2(h)
Owned Company Shares	2.7(a)(iii)

Exhibit 10.2

Parent	Preamble
Parent 401(k) Plan	6.8(f)
Parent Liability Limitation	8.3(f)(i)
Parent Preferred Stock	2.7(a)(ii)(B)
Parent Recent SEC Reports	Article IV
Parent Related Parties	8.3(f)(i)
Parent Termination Fee	8.3(c)
Party	Preamble
Payment Agent	2.10(a)
Permits	3.20(a)
Preferred Stock Consideration	2.7(a)(ii)(B)
Preferred Stock Electing Company Share	2.7(a)(ii)(B)
Proxy Statement	6.2(a)
Recent SEC Reports	Article III
Representatives	5.3(a)
Requisite Stockholder Approval	3.4
Surviving Corporation	2.1
Tax Returns	3.17(a)
Termination Date	8.1(c)
Trade Control Laws	3.25(a)(i)
Voting and Support Agreements	Recitals
Uncertificated Shares	2.10(c)

1.3Certain Interpretations.
(a)When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.
(b)When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”
(c)Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(d)The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(e)When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.
(f)The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

Exhibit 10.2
(g)When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.
(h)Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.
(i)When used in this Agreement, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”
(j)A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, unless otherwise indicated.
(k)All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.
(l)The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(m)The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).
(n)The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
(o)No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.
(p)The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.
(q)The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
(r)Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials (i) have been posted to a virtual data room managed by the Company at https://app.global.datasite.com/en/platform/diligence/6a184cbb7b968dcd3ad4d20e/documents/content/index/6a45dc8150c1bee13757ffa5 at least 24 hours prior to the execution and delivery of this Agreement and Parent has received written notification of the document delivery within the aforementioned

Exhibit 10.2
timeframe or (ii) have been sent via email to, and acknowledged by, Parent or its counsel, prior to the execution and delivery of this Agreement.
ARTICLE II
THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
2.3 The Closing. The consummation of the Merger (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery) on (a) a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
2.5 Certificate of Incorporation and Bylaws
a.Certificate of Incorporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that all references in the certificate of incorporation of Merger Sub (i) to its name, date of incorporation, registered office and registered agent shall instead refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company as provided in the Charter immediately prior to the Effective Time and (ii) naming the incorporator(s), the initial board of directors, or original subscribers for shares of Merger Sub shall be omitted) and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until, subject to the provisions of Section 6.7(a), thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.
b.Bylaws. The Parties shall take all necessary action such that the bylaws of Merger Sub as in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation until, subject to the provisions of Section 6.7(a), thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
2.6 Directors and Officers
(a)Directors. The Parties shall take all necessary action such that the directors of Merger Sub as of immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the

Exhibit 10.2
Surviving Corporation, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
(b)Officers. The officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.
1.Effect on Capital Stock
.
(a)Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:
(i)each share of Merger Sub common stock, par value $0.01 per share, that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;
(ii)each share of Company Common Stock, and each share of Company Common Stock underlying a Company Equity Award that is entitled to receive consideration pursuant to Section 2.9 (an “Award Company Share”), that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares) shall, subject to adjustments pursuant to Sections 2.7(a)(iv) and 2.7(b), be converted into the right to receive the following consideration, without interest:
1.each share of Company Common Stock and each Award Company Share, with respect to which an election to receive cash has been properly made and not revoked or lost pursuant to Section 2.8 (each, a “Cash Electing Company Share”), shall be converted into the right to receive cash in an amount equal to $5.00 per share, without interest (the “Cash Consideration”);
2.each share of Company Common Stock and each Award Company Share, with respect to which an election to receive preferred stock has been properly made and not revoked or lost pursuant to Section 2.8 (each, a “Preferred Stock Electing Company Share” and, together with the Cash Electing Company Shares, the “Electing Company Shares”), shall be converted into the right to receive 0.50 shares of validly issued, fully paid and nonassessable Parent Preferred Stock, subject to adjustment (the “Preferred Stock Consideration,” and together with the Cash Consideration, and any combination thereof, and any cash in lieu of fractional shares of Parent Preferred Stock payable pursuant to this Article II, collectively, the “Merger Consideration”); and
3.each share of Company Common Stock and each Company Award Share, in each case, other than Cash Electing Company Shares or Preferred Stock Electing Company Shares for which a stock election has been properly made and not revoked or lost pursuant to Section 2.8 (each, a “Non-Electing Company Share”) shall be converted into the right to receive the Cash Consideration, the Preferred Stock Consideration or a combination of both.
(iii)each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

Exhibit 10.2
(iv)Proration. Notwithstanding anything to the contrary in this Agreement, the aggregate amount of cash payable in respect of shares of Company Common Stock and Award Company Shares pursuant to Sections 2.7(a)(ii) and 2.9, together with any cash payable in lieu of fractional shares of Parent Preferred Stock, shall not exceed $19,200,000 (the “Maximum Cash Amount”). The allocation of the Cash Consideration and the Preferred Stock Consideration among Cash Electing Company Shares and Preferred Stock Electing Company Shares and Non-Electing Company Shares shall be determined as follows:
1.Undersubscription for Cash. If the aggregate amount of cash that would be paid in respect of all Cash Electing Company Shares is less than the Maximum Cash Amount, then:
a.each Cash Electing Company Share shall be converted into the right to receive the Cash Consideration;
b.each Preferred Stock Electing Company Share shall be converted into the right to receive the Preferred Stock Consideration; and
c.each Non-Electing Company Share shall be converted into the right to receive, at Parent’s election, the Cash Consideration, the Preferred Stock Consideration or a combination of both; provided that the aggregate cash paid pursuant to Section 2.7(a)(ii) shall not exceed the Maximum Cash Amount.
2.Oversubscription for Cash. If the aggregate amount of cash that would be paid in respect of all Cash Electing Company Shares exceeds the Maximum Cash Amount, then:
a.each Preferred Stock Electing Company Share and each Non-Electing Company Share shall be converted into the right to receive the Preferred Stock Consideration; and
b.each Cash Electing Company Share shall be converted into the right to receive (x) a prorated portion of the Cash Consideration, based on a fraction, the numerator of which is the Maximum Cash Amount and the denominator of which is the aggregate amount of cash that would be paid in respect of all Cash Electing Company Shares if all such Cash Electing Company Shares received the Cash Consideration in full, and (y) the Preferred Stock Consideration in respect of the remaining portion of such Cash Electing Company Share not converted into the right to receive cash pursuant to clause (x).
3.No Fractional Shares. No fractional shares of Parent Preferred Stock shall be issued in the Merger. In lieu of any fractional share of Parent Preferred Stock that otherwise would be issuable pursuant to this Section 2.7(a)(iv), the holder thereof shall be entitled to receive an amount in cash, without interest, equal to such fractional share multiplied by $10.00.
(v)Parent Preferred Stock. Prior to the Effective Time, Parent shall authorize and reserve for issuance a number of shares of Parent Preferred Stock sufficient to pay the Preferred Stock Consideration. The Parent Preferred Stock issued in the Merger shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designations, Rights and Preferences of 10% Series A Cumulative Perpetual Preferred Stock filed as Exhibit 3.7 to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(a)Adjustment to the Merger Consideration. The Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.
2.8 Election Procedures.

Exhibit 10.2
(a)Election Form. Parent shall prepare, and the Company shall have a reasonable opportunity to review and comment on, a form of election in form and substance reasonably acceptable to the Company (the “Form of Election”), pursuant to which each record holder of shares of Company Common Stock and each holder of Award Company Shares may elect to receive the Cash Consideration, the Preferred Stock Consideration or a combination of both with respect to such holder’s shares of Company Common Stock or Award Company Shares, as applicable, subject in each case to the proration procedures set forth in Section 2.7(a)(iv). The Form of Election shall be filed as an exhibit to, or otherwise included with or incorporated into, the Form S-4, and shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon proper delivery of the Form of Election and any Certificates to the Payment Agent.
(b)Mailing of Form of Election. Parent and the Company shall use reasonable best efforts to cause the Form of Election to be mailed to each Person who is a record holder of shares of Company Common Stock or of Award Company Shares as of the record date for the Company Stockholder Meeting, either together with the Proxy Statement or under separate cover, as Parent and the Company may reasonably determine in consultation with the Payment Agent. Parent and the Company shall use reasonable best efforts to make the Form of Election available to all Persons who become record holders of shares of Company Common Stock or of Award Company Shares during the period between such record date and the Election Date.
(c)Election Date. Any election shall have been properly made only if the Payment Agent shall have received at its designated office, by 5:00 p.m., New York City time, on (i) the date of the Company Stockholder Meeting or (ii) if the Closing Date is more than four Business Days following the Company Stockholder Meeting, the date that is two Business Days prior to the Closing Date, or, in each case, such other date as Parent and the Company may mutually agree and publicly announce (the “Election Date”), a Form of Election properly completed and signed and accompanied by (A) Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company, or an appropriate guarantee of delivery of such Certificates as set forth in the Form of Election, or (B) in the case of Uncertificated Shares or Award Company Shares, any additional documents or instructions required by the procedures set forth in the Form of Election.
(d)Public Announcement of Election Date. Parent and the Company shall publicly announce the anticipated Election Date at least five Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date.
(e)Revocation; Loss of Election. Any election may be revoked with respect to all or a portion of the shares of Company Common Stock or Award Company Shares subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Payment Agent prior to 5:00 p.m., New York City time, on the Election Date. Any election shall be deemed to have been lost or not properly made if the Payment Agent determines that the applicable Form of Election was not properly completed, signed or timely received in accordance with this Section 2.8. Any shares of Company Common Stock or Award Company Shares with respect to which an election has been revoked, lost or not properly made shall be deemed Non-Electing Company Shares. All elections shall automatically be revoked if this Agreement is terminated in accordance with Article VIII.
(f)Determinations. The Payment Agent shall make all determinations as to whether elections have been properly made, revoked or lost and all computations as to the proration contemplated by Section 2.7(a)(iv), and, absent manifest error, such determinations and computations shall be conclusive and binding.
2.9 Company Equity Awards
(a)Company Options. As of the Effective Time, each Company Option that is set forth on Section 2.9(a) of the Company Disclosure Letter and that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled, treated as an Award Company Share, and converted automatically into the right to receive Cash Consideration, Preferred Stock Consideration, or a combination of the two (as elected by the holder thereof, in the same manner and subject to the same proration procedures and Maximum Cash Amount cap set forth in Section 2.7(a)(iv)) in an amount equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option, multiplied by (ii) the number of shares of Company Common

Exhibit 10.2
Stock covered by such Company Option. For the avoidance of doubt, any Company Option that is not set forth on Section 2.9(a) of the Company Disclosure Letter shall be cancelled at the Effective Time without payment or consideration.
(b)Company RSUs. As of the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, as disclosed in Section 2.9(b) of the Company Disclosure Letter, shall be cancelled, treated as an Award Company Share, and converted into a right to receive a payment of Cash Consideration, Preferred Stock Consideration, or a combination of both (as elected by the holder thereof, in the same manner and subject to the same proration procedures and Maximum Cash Amount cap set forth in Section 2.7(a)(iv)) in an amount equal to the Merger Consideration for each share of Company Common Stock covered by such Company RSU.
(c)Company PSUs. As of the Effective Time, each Company PSU shall be cancelled without payment or consideration.
(d)Parent shall cause the Surviving Corporation to, at all times from and after the Effective Time, maintain sufficient cash and shares of Parent Preferred Stock to satisfy its obligations to holders of Company Equity Awards pursuant to this Section 2.9.
(e)As promptly as practicable following the Effective Time, Parent shall cause the Surviving Corporation to pay through its payroll system (whether in Cash Consideration, Preferred Stock Consideration, or a combination of both, as elected by the holder thereof, in the same manner and subject to the same proration procedures and Maximum Cash Amount cap set forth in Section 2.7(a)(iv)) to each holder of a Company Equity Award, the amount payable to such holder pursuant to this Section 2.9 in respect of such Company Equity Award; provided that, to the extent that a Company Equity Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such amount shall be paid to the holder of such Company Equity Award at the earliest time permitted under the terms of such Company Equity Award that will not result in a tax or penalty under Section 409A of the Code.
2.10 Exchange of Certificates
(a)Payment Agent. Not less than three Business Days prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Company Stockholders and holders of Award Company Shares to receive the Cash Consideration, the Preferred Stock Consideration and any cash in lieu of fractional shares of Parent Preferred Stock to which they have become entitled pursuant to Sections 2.7 and 2.9 (the “Payment Agent”); and (ii) enter into a payment agent agreement, in customary form and substance reasonably acceptable to the Company, with such Payment Agent.
(b)Exchange Fund. At or promptly following the Effective Time on the Closing Date, Parent will deposit, or will cause to be deposited (including, but only to the extent the ABL Loan Agreement Amendment is effective at such time, with proceeds of borrowings under the ABL Loan Agreement by the Company or any of its Subsidiaries in the amount of the Maximum Debt Financing Amount), with the Payment Agent, for the benefit of the holders of Certificates, Uncertificated Shares and Award Company Shares, (i) by wire transfer of immediately available funds, an amount of cash sufficient to pay the aggregate Cash Consideration and any cash in lieu of fractional shares of Parent Preferred Stock payable to such holders pursuant to Section 2.7, and (ii) evidence of book-entry shares representing the aggregate number of shares of Parent Preferred Stock issuable to such holders pursuant to Sections 2.7 and 2.9 (such cash, shares of Parent Preferred Stock and any proceeds thereon, the “Exchange Fund”). Until disbursed in accordance with the terms and conditions of this Agreement, the cash portion of the Exchange Fund may be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) and, in any case of the foregoing clauses (i) through (iii), no such instrument shall have a maturity exceeding three months. To the extent that (A) there are any losses with respect to any investments of the cash portion of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the

Exhibit 10.2
Payment Agent to promptly pay and deliver the Merger Consideration contemplated by Sections 2.7 and 2.9; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay and deliver the Merger Consideration contemplated by Sections 2.7 and 2.9 for any reason, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments and deliveries contemplated by Sections 2.7 and 2.9. Any income from investment of the cash portion of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.
(c)Payment Procedures. Promptly following the Effective Time, and in any event not more than five Business Days thereafter, Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Owned Company Shares) (the “Certificates”); and (ii) uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”) (A) a letter of transmittal in customary form and reasonably acceptable to the Company (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive, and the Payment Agent shall promptly pay and deliver in exchange therefor, the Cash Consideration, the Preferred Stock Consideration, any combination thereof and any cash in lieu of fractional shares of Parent Preferred Stock, in each case as such holder is entitled to receive pursuant to Section 2.7, and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive, and the Payment Agent shall promptly pay and deliver, in exchange therefor, the Cash Consideration, the Preferred Stock Consideration, any combination thereof and any cash in lieu of fractional shares of Parent Preferred Stock, in each case as such holder is entitled to receive pursuant to Section 2.7, and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on any cash payable as Merger Consideration pursuant to Section 2.7. Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.7.
(d)DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that, as promptly as practicable following the Effective Time and the final determination of the proration calculations pursuant to Section 2.7(a)(iv), the Payment Agent will transmit to DTC or its nominees the Cash Consideration, the Preferred Stock Consideration, any combination thereof and any cash in lieu of fractional shares of Parent Preferred Stock, in each case as DTC or its nominees are entitled to receive pursuant to Section 2.7 in respect of the shares of Company Common Stock, other than Owned Company Shares held of record by DTC or such nominees immediately prior to the Effective Time.
(e)Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid or delivered in a name other than that in which the Certificates or Uncertificated Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid or delivered to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if, in the case of

Exhibit 10.2
shares of Company Common Stock represented by a Certificate, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer or, in the case of Uncertificated Shares, a proper transfer instruction is presented, and, in the case of shares of Company Common Stock represented by Certificates or Uncertificated Shares, the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment or delivery of the Merger Consideration to a Person other than the registered holder of such shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.
(f)No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(g)Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates (or otherwise complied with Section 2.12 in the case of lost, stolen or destroyed Certificates) or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.10 will thereafter look for payment or delivery of the Merger Consideration payable in respect of such shares of Company Common Stock solely to Parent (which shall remain responsible for payment or delivery of the Merger Consideration in respect thereof, subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Merger Consideration to which such holders may be entitled pursuant to Section 2.7. Any amounts or shares remaining unclaimed by such holders two years after the Effective Time, or at such earlier time as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of Parent or the Surviving Corporation, as Parent directs, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
2.11 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable in accordance with Section 2.7, and cease to exist; and (b) holders of each Certificate or Uncertificated Share theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor in accordance with Section 2.7. The Merger Consideration paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.
2.12 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Payment Agent will pay and deliver to such Person the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment or delivery of such Merger Consideration, require the Person claiming such Certificates to be lost, stolen or destroyed to deliver a bond in customary form in such amount as it may reasonably determine as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.13 Withholding Rights. Each of the Payment Agent, Parent, Merger Sub, the Company and the Surviving Corporation will be entitled to deduct and withhold from any amounts otherwise payable or deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Company Equity Awards

Exhibit 10.2
such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid or delivered to the Person to whom such amounts would otherwise have been paid or delivered. To the extent withholding is required with respect to any Preferred Stock Consideration, Parent, the Surviving Corporation or the Payment Agent, as applicable, shall be entitled to satisfy such withholding obligation by deducting from any cash otherwise payable to such Person or withholding a portion of the Parent Preferred Stock otherwise deliverable to such Person. Parent shall notify such Person promptly, and in any event no later than ten Business Days prior to the Closing Date, in writing if Parent determines that any withholding or deduction is required under any provision of Tax law with respect to any portion of any such payment or delivery (and such notice shall describe the basis for such deduction or withholding), and Parent shall reasonably cooperate with such Person to eliminate or reduce any such required deduction or withholding (including through the provision by such Person of forms or certificates).
2.14 Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.
2.15 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then Parent shall cause the Surviving Corporation and its directors and officers to take all such lawful and necessary action.
2.16 Intended Tax Treatment. For U.S. federal income tax purposes (and applicable state and local Tax purposes), the Parties (a) agree to treat the Merger as a taxable transaction and (b) shall, and shall cause their respective Affiliates to, (i) report, act and file all Tax Returns in all respects and for all Tax purposes consistent with such Tax treatment and (ii) not take any action or position for Tax purposes (whether on any Tax Return, in any audit, examination or other Legal Proceeding with respect to Taxes or otherwise) that is inconsistent with such Tax treatment, except as otherwise required by a “determination” as defined in Section 1313(a) of the Code or any corresponding or similar resolution under applicable state or local law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2024 and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”) (it being understood that (i) any matter disclosed in any Recent SEC Report will be deemed disclosed only with respect to the particular representation or warranty to which such disclosure is specifically applicable and only to the extent the applicability of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure, and (ii) this clause (a) shall not apply to Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 3.7, Section 3.12(a)(ii), Section 3.24 and Section 3.26); and (b) as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), which is hereby made a part of this Agreement; provided, that (x) any disclosure set forth in a particular section or subsection of the Company Disclosure Letter shall be deemed to qualify only the corresponding representation or warranty in this Agreement, except to the extent the applicability of such disclosure to another representation or warranty is reasonably apparent on the face of such disclosure, (y) no disclosure shall constitute a disclosure for any representation or warranty merely by virtue of its inclusion in the Company Disclosure Letter, and (z) the Company shall not be entitled to update or modify the Company Disclosure Letter after the execution and delivery of this Agreement, and any update or modification made or purported to have been made after such time shall be disregarded for all purposes of this Agreement; provided further, that nothing in this clause (z) shall limit the Company’s obligations under Section 6.10(a) (Notification of Certain Matters) or affect

Exhibit 10.2
the remedies available to the Parties under this Agreement), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1 Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Fifth Amended and Restated Bylaws of the Company, as amended (the “Bylaws”), each as amended to date. The Charter and Bylaws are in full force and effect on the date of this Agreement. The Company is not in violation of the Charter or the Bylaws.
3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (the “Enforceability Limitations”).
3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws
(a)Company Board Approval. The Company Board (at a meeting or meetings duly called and held) has unanimously (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) declared this Agreement advisable; (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; and (iv) resolved to recommend that the Company Stockholders vote in favor of adoption of this Agreement and approve the Merger in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement.
(b)Fairness Opinion. Prior to the execution of this Agreement, the Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of Citizens JMP Securities, LLC (the “Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Owned Company Shares) of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).
(c)Anti-Takeover Laws. The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute, regulation or provision of the Organizational Documents of the Company (collectively, “Takeover Laws”) will not be applicable to this Agreement, the Merger or any of the other transactions contemplated hereby. No Takeover Law is applicable to this Agreement, the Merger or any of the other transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is party to, nor is any class of Company Capital Stock subject to, any stockholder rights plan, rights agreement, “poison pill” or similar agreement, arrangement or plan. No action on the part of the holders of any class or series of Company Capital Stock, other than the Requisite Stockholder Approval,

Exhibit 10.2
is necessary to render inapplicable any Takeover Law to the Merger or the other transactions contemplated by this Agreement.
3.4 Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary pursuant to applicable law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.
3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming that all Consents described in Section 3.6 have been obtained or made, and any waiting periods thereunder have terminated or expired prior to the Effective Time and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any law or order applicable to the Company Group or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not be material to the Company and its Subsidiaries taken as a whole.
3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority, including under any Antitrust Law, is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; and (iii) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.
3.7 Company Capitalization.
(a)Capital Stock. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock. As of 5:00 p.m., Eastern time, on June 30, 2026 (such time and date, the “Capitalization Date”), (A) 7,459,177 shares of Company Common Stock were issued and outstanding; (B) 4,606,111 shares of Company Common Stock were held by the Company as treasury shares; and (C) no shares of preferred stock of the Company were authorized, issued or outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities.
(b)Company Equity Awards. As of the Capitalization Date, (i) approximately 4,129,321 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans and (ii) there were outstanding (A) Company Options to acquire an aggregate of 166,602 shares of Company Common Stock, with a weighted average exercise price of $6.58 per share; (B) Company RSUs representing the right to receive an aggregate of 281,444 shares of Company Common Stock; and (C) Company PSUs representing the right to receive an aggregate of 50,000 shares of Company Common Stock (assuming satisfaction of performance conditions at target).
(c)Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date there were (i) other than the Company Capital Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that

Exhibit 10.2
obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) except as provided in the Charter or the Bylaws, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.
(d)Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.
3.8 Subsidiaries.
(a)Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders or equity holders (other than any member of the Company Group) of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); (ii) has the requisite corporate (or similar) power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets; and (iii) is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.
(b)Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or member or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable (to the extent such concepts are applicable to such Subsidiary); and (ii) except for director’s qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.
(c)Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of

Exhibit 10.2
any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.
(d)Other Investments. Other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.
3.9 Company SEC Reports. Since January 1, 2024, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable laws prior to the date of this Agreement (the “Company SEC Reports”). Each Company SEC Report complied, as of its effective date (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) or filing date (in the case of all other applicable Company SEC Reports) (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of the last such amendment or superseded filing), in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.
3.10 Company Financial Statements; Internal Controls; Indebtedness.
(a)Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal, year-end audit adjustments), in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC that have not been so disclosed in the Company SEC Reports.
(b)Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” (as defined pursuant to Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
(c)Internal Controls. The Company has established and maintains a system of “internal control over financial reporting” (as defined pursuant to Rule 13a-15(f) and Rule 15d-15(f) promulgated under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, including policies and procedures that require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board (or a committee thereof); and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of

Exhibit 10.2
Section 404(a) of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2025, and such assessment concluded that such system was effective. Since January 1, 2024, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any “significant deficiency” or “material weakness” (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group.
(d)Indebtedness. Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company Group as of the date of this Agreement, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports filed between January 1, 2026 and the date of this Agreement.
3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to or incurred as expressly permitted or expressly contemplated by this Agreement or incurred in connection with the Transactions; (c) incurred in the ordinary course of business since June 30, 2026; or (d) that do not exceed $250,000 individually or $500,000 in the aggregate.
3.12 Absence of Certain Changes
(a)No Company Material Adverse Effect. Except as otherwise contemplated, required or permitted by this Agreement, since December 31, 2025 through the date of this Agreement, (i) the business of the Company Group has been conducted, in all material respects, in the ordinary course of business (except with respect to this Agreement and discussions, negotiations and transactions related hereto) and (ii) there has not occurred a Company Material Adverse Effect.
(b)Forbearance. Since March 31, 2026 through the date of this Agreement, the Company has not taken any action that would be prohibited by Section 5.2, if taken or proposed to be taken after the date of this Agreement.
3.13 Material Contracts
(a)List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company Group is a party or is bound as of the date hereof (other than any Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.14(b), Section 3.14(c) or Section 3.18(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent prior to the date of this Agreement.
(b)Validity. Each Material Contract is, subject to the Enforceability Limitations, valid and binding on the Company or each such Subsidiary of the Company party thereto, enforceable in accordance with its terms, and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is or is alleged to be in breach of or default pursuant to any such Material Contract, except in each case for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto, except in each case for such breaches and defaults that would not have a Company Material Adverse Effect.

Exhibit 10.2
(c)Notices from Material Customers. Since the date of the Audited Company Balance Sheet to the date of this Agreement, the Company has not received any written or, to the Knowledge of the Company, oral notice, and to the Knowledge of the Company, (i) no party to a Material Contract or Material Customer intends, to terminate, not renew, materially reduce volumes under, materially reduce purchases under, or renegotiate the terms of any Material Contract or its relationship with the Company Group, and (ii) the Company has not received any material notice from a Material Customer that the Company has failed to meet the defined performance criteria agreed to by Company and such customer.
3.14 Real Property
(a)Owned Real Property. The Company Group does not own any real property.
(b)Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all existing leases, subleases, licenses or other written agreements and all material modifications, amendments and supplements thereto, pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, together with all amendments, modifications, and supplements thereto, a “Lease”) where the terms of such Lease, as of the date of this Agreement, provide for annual lease payments in excess of $500,000. The Company has made available to Parent true, correct and complete (in all material respects) copies of all Leases set forth in Section 3.14(b) of the Company Disclosure Letter. With respect to each such Lease and except as would not have a Company Material Adverse Effect, (i) each Lease is legal, valid and binding, subject to the Enforceability Limitations, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in receipt of any written notice of default pursuant to such Lease, no rent is past due and, to the Knowledge of the Company, no fact, circumstance or condition exists that is or would reasonably be expected to become a default by any party under such Lease or permit the termination, modification or acceleration of rent under such Lease, and no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (iii) neither the Company nor any Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein (except for assignments or grants in favor of the counterparty to such Lease or pursuant to the ABL Loan Agreement); and (iv) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property binding and enforceable upon the Company or its Subsidiaries, as applicable, free and clear of all liens other than Permitted Liens. Except as set forth in Section 3.14(b) of the Company Disclosure Letter, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any Leased Real Property that could reasonably be expected to materially affect the continued use of such property. There are no pending or, to the Knowledge of the Company, threatened Legal Proceedings to (i) condemn, take or demolish any Leased Real Property or any portion thereof, (ii) declare any Leased Real Property or any portion thereof a nuisance, (iii) exercise the power of eminent domain or any similar governmental power with respect to any Leased Real Property or any portion thereof, or (iv) effect any sale or disposition in lieu of condemnation. There are no pending or, to the Knowledge of the Company, threatened material special assessments affecting any Leased Real Property. Except as would not reasonably be expected to have a Company Material Adverse Effect or is otherwise disclosed on Section 3.14(b) of the Company Disclosure Letter, (i) there are no leasing costs, leasing commissions, or finder fees or the like which are due or payable, which have not been paid, with respect to the Leases (including with respect to current or future renewals and expansions thereof), and (ii) there are no exclusive or continuing brokerage agreements as to any of the space leased under the Leases.
(c)Subleases. As of the date of this Agreement, there are no existing subleases, licenses or similar agreements in which the Company or any of its Subsidiaries has granted to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real Property set forth in Section 3.14(b) of the Company Disclosure Letter.
(d)Operational Condition. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, all buildings, structures, improvements, fixtures, building systems, equipment and all components thereof included in the Leased Real Property (collectively, the “Improvements”) are in good condition and repair and are adequate and sufficient for the operation of the business of the Company Group as currently conducted. There are no structural deficiencies or, to the Knowledge of the Company, latent defects

Exhibit 10.2
affecting any of the Improvements that would reasonably be expected to be material to the Company Group, taken as a whole. To the Knowledge of the Company, there are no material capital expenditures with respect to the Improvements that are required to be made during the twelve (12) months following the date of this Agreement. To the Knowledge of the Company, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the ordinary course of business. The Leased Real Property constitute all real property used in, and necessary for, the conduct of the business of the Company Group as currently conducted. All material buildings, fixtures, tangible personal property and leasehold improvements primarily used in the business of the Company Group are located on the Leased Real Property, other than tangible personal property in the possession of employees in connection with their employment (including remote work equipment) and tangible personal property in transit or at customer or vendor locations in the ordinary course of business.
(e)Personal Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all material tangible assets, personal property, machinery and equipment owned or leased by it (the “Tangible Assets”), free and clear of all liens, other than Permitted Liens. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, all of such Tangible Assets are in good operating condition (ordinary wear and tear excepted), and have been and are being used in material compliance with applicable law and are capable of being used for the purposes for which such assets are now used by the Company or its Subsidiaries.
(f)Sufficiency of Assets. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Tangible Assets are sufficient for the Company and each of its Subsidiaries to continue to operate the business following the Closing in the same manner as it is conducted as of the date of this Agreement.
3.15 Environmental Matters. Since January 1, 2023, and except as set forth in Schedule 3.15 of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company Group (a) has received any notice alleging that the Company or any of its Subsidiaries has violated, or has any liability under, any applicable Environmental Law; (b) has Knowledge of Hazardous Substances present at, affecting, or having emanated or continuing to emanate from any of the Leased Real Property in amounts or circumstances that would reasonably be expected to require the Company or any of its Subsidiaries to undertake any investigation or corrective or remedial action under any Lease or any applicable Environmental Law or any third-party agreement, or to give rise to any claim against or interfere with the operations of the Company or any of its Subsidiaries, (c) is a party to or is the subject of any pending or, to the Knowledge of the Company or its Subsidiaries, threatened Legal Proceeding or third-party claim under Environmental Laws, (d) has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any Hazardous Substance, or owned or operated any property or facility contaminated by any Hazardous Substance, in each case as would reasonably be expected to give rise to continuing liability post-closing under any Environmental Law, third-party agreement, or any lease, sublease, license or other occupancy agreement for the operation thereof, or (e) has failed to comply with applicable Environmental Laws, including possessing and complying with any permits required for the Company or its Subsidiaries to conduct then current operations. The Company makes no representation or warranty to the Parent or Merger Sub relating to Environmental Laws or the effect thereof on the business of the Company or its Subsidiaries (including the existence or absence of any liabilities related thereto) other than pursuant to this Section 3.15, which is intended to contain the sole and exclusive representations and warranties of the Company relating to such matters.
3.16 Intellectual Property
(a)Registered Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all (i) Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and corresponding bibliographic details; and (ii) Legal Proceedings currently pending before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Registered Intellectual Property before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) related to any material Company Registered Intellectual Property.

Exhibit 10.2
(b)Full Force and Effect. To the Knowledge of the Company, (i) all material Company Registered Intellectual Property is subsisting, valid, enforceable, and in full force and effect, (ii) all required maintenance, renewal and filing fees with respect thereto have been timely paid and (iii) all necessary documents and certificates with respect thereto have been timely filed.
(c)Conduct of the Business. The Company Group owns or has rights to use all material Intellectual Property necessary and sufficient to enable the Company Group to conduct the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted.
(d)No Order. To the Knowledge of the Company, no material Company Intellectual Property is subject to any outstanding Legal Proceeding or order with respect to the Company Group restricting in any material manner the use, transfer or licensing by the Company Group of any such material Company Intellectual Property.
(e)Absence of Liens. The Company or one of its Subsidiaries owns and has good and valid legal and equitable title to each item of material Company Intellectual Property free and clear of any liens (other than Permitted Liens).
(f)IP Contracts. Section 3.16(f) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts to which the Company Group is a party (i) with respect to material Company Intellectual Property licensing or transferring any right therein to any third Person other than any non-disclosure agreements entered into in the ordinary course of business; and (ii) pursuant to which a third Person has licensed or transferred any Intellectual Property to the Company Group, other than any (A) non-disclosure agreements or other Contracts entered into in the ordinary course of business and (B) non-exclusive licenses of commercially available software used solely for the Company Group’s internal use (all such Contracts, the “IP Contracts”).
(g)Changes. Except as would not have a Company Material Adverse Effect, the consummation of the Merger will not under any IP Contract result in: (i) the termination of any material license of Intellectual Property to the Company by a third Person; or (ii) the granting by the Company of any license or rights to any Company Intellectual Property.
(h)No Government or Institutional Funding. The Company is not under any obligation, present or contingent, to license or grant any material Company Intellectual Property to any Governmental Authority, educational institution, or research center because it has received funding to develop such Company Intellectual Property.
(i)No Infringement. To the Knowledge of the Company, the operation of the business of the Company Group (including the manufacture and sale of the Company Group’s products) as of the date of this Agreement and as conducted since January 1, 2023 does not infringe, misappropriate, dilute, or otherwise violate, and has not infringed, misappropriated, diluted, or otherwise violated, the Intellectual Property of any third Person in a manner that has or could reasonably be expected to result in a material liability to the Company Group, taken as a whole.
(j)No Notice of Infringement. Since January 1, 2023, the Company Group has not received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the operation of the business of the Company Group or that any of the Company Group’s products infringes, misappropriates, or otherwise violates the Intellectual Property of any third Person in a manner that has or could reasonably be expected to result in a Company Material Adverse Effect.
(k)No Third Person Infringement. Since January 1, 2024, the Company Group has not provided any third Person with written notice claiming that such third Person is infringing, misappropriating, or otherwise violating any material Company Intellectual Property, and, except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no such activity is occurring that has resulted in a material liability or loss to the Company Group, taken as a whole.
(l)Proprietary Information. The Company Group has taken reasonable steps to protect the Company Group’s rights in its confidential information and trade secrets that it wishes to protect, or any trade secrets or confidential information of third Persons provided to the Company Group. Without limiting the foregoing, the Company Group has and uses commercially reasonable efforts to enforce a policy requiring each officer and

Exhibit 10.2
employee engaged in the development of any material Intellectual Property for the Company Group to execute a proprietary information and confidentiality agreement obliging non-disclosure of Company Group confidential information and trade secrets.
(m)Employee and Contractor Assignment. To the Knowledge of the Company, all current and former employees, consultants, contractors, service providers and other Persons who contributed to the conception, development, authorship, creation, modification or improvement of any material Company Intellectual Property have executed valid and enforceable written agreements including assignment to the Company or one of its Subsidiaries all rights of such Persons in such Intellectual Property.
(n)Artificial Intelligence Use. To the Knowledge of the Company, the Company Group possesses rights that the Company Group believes in good faith are sufficient for the Company Group’s use in the ordinary course of the components, inputs, and outputs of artificial intelligence tools used in the ordinary course or provided or offered to any customer of the Company Group, including training data, except as would not be reasonably expected to be material to the Company Group. To the Knowledge of Company, (a) none of the Company, its Subsidiaries, or employees, consultants, or contractors of the Company Group, have used artificial intelligence tools to develop material Company Intellectual Property, and (b) none of the Company Group have provided any confidential information or trade secrets of the Company Group to any artificial intelligence platform in a manner that has resulted in a written claim against the Company Group.
(o)Proprietary Software. Section 3.16(o) of the Company Disclosure Letter sets forth a true, correct and complete list of all software used in the ordinary course developed or customized by or for the Company or its Subsidiaries.
(p)Data Security and Privacy. Except as would not have a Company Material Adverse Effect, the Company Group and its collection, access, storage, use, and/or disclosure (“Processing”) of information that constitutes “personal information” or “personal data” as defined by applicable law (“Personal Information”) are in compliance with: (i) applicable law pertaining to privacy, data protection and security, consumer protection, advertising, marketing, communications, recording, wiretapping, biometrics, and telemarketing; (ii) the Company Group’s privacy policies and public statements; (iii) industry standards (including the Payment Card Industry Data Security Standard (PCI-DSS); and (iv) Contracts pertaining to the Processing of Personal Information and security requirements ((i) through (iv) collectively, “Privacy Law”). The Company Group (A) maintains commercially reasonable policies and procedures designed to protect systems and information processed by or on behalf of the Company Group from and against unlawful, accidental, or unauthorized Processing, destruction, loss, modification, and/or unavailability (“Security Incidents”); and (B) is in compliance with such policies, procedures, and Privacy Law, except as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, since January 1, 2023, there have been no Security Incidents. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, since January 1, 2023, the Company Group has not notified, and has not been required to notify, any Governmental Authority or Person of any Security Incidents. To the Knowledge of the Company, there are no pending complaints, investigations, claims, damages, or lawsuits related to Privacy Law or Security Incidents, except as would not have a Company Material Adverse Effect.
3.17 Tax Matters
(a)Tax Returns and Taxes Paid. The Company Group has (i) timely filed (taking into account valid extensions) all material United States federal, state, local and non-United States tax returns, information statements and reports (including amendments thereto) required to be filed with any Governmental Authority with respect to Taxes (“Tax Returns”) required to be filed by the Company Group; and (ii) paid, or has adequately reserved in the Audited Company Balance Sheet in accordance with GAAP for the payment of, all material Taxes that are required to be paid by the Company Group through the date of the Audited Company Balance Sheet. Except as obtained in the ordinary course, none of the Company Group has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired. There are no liens for Taxes upon any of the material assets or properties of the Company Group, other than Permitted Liens. The Company Group has not received any written notice from any Governmental Authority of any proposed, asserted or assessed deficiency for material Taxes that remains unresolved.

Exhibit 10.2
(b)Taxes Withheld. The Company Group has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all material United States federal, state, and local income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld.
(c)No Audits. No audits or other examinations with respect to any material amounts of Taxes of the Company Group are presently in progress or, to the Knowledge of the Company, have, since January 1, 2023, been asserted or proposed in writing. No written claim has been made by a Governmental Authority in the past three years in a jurisdiction where the Company Group does not file Tax Returns that the Company Group is or may be subject to tax in that jurisdiction.
(d)Affiliated Groups. The Company Group (i) is not and has never been a member of an affiliated group of corporations filing a consolidated United States federal income Tax Return (other than a group the common parent of which is the Company), or (ii) has any material liability for Taxes of any Person (other than the Company Group) as a transferee or successor, by contract (other than a contract the primary purpose of which is unrelated to Taxes or that is solely among the Company Group), operation of law, or otherwise.
(e)Spin-offs. The Company Group has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code within the past two years.
(f)No Listed Transaction. The Company Group has not engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).
(g)Tax Agreements. The Company Group is not a party to nor bound by, nor currently has any obligations or material liability pursuant to, any material Tax sharing, allocation, indemnification or similar agreement or obligation, other than any such agreement or obligation the primary purpose of which is unrelated to Taxes or that is solely among the Company Group.
(h)Transfer Pricing. The Company Group is in compliance with applicable United States and foreign transfer pricing laws and regulations, including conducting intercompany transactions at arm’s length and the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company Group, except where the failure to be, or to have been, in compliance with such laws and regulations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(i)Other Income Inclusions or Exclusions. The Company Group will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting made on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of law) with respect to a transaction or event occurring on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or paid outside the ordinary course of business on or prior to the Closing Date.
3.18 Employee Plans
(a)Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all (i) “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) other employment, bonus, severance, termination, pension, stock option, stock purchase or other material equity-based, benefit, incentive compensation, profit sharing, savings, retirement, qualified or non-qualified pension plan, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar material fringe, welfare or other employee benefit plans, programs, agreements, policies or binding arrangements maintained or contributed to by the Company Group for the benefit of any current employee or director of the Company Group (collectively, the “Employee Plans”). With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent copies of (A) the plan document and all

Exhibit 10.2
amendments thereto; (B) the current summary plan description; (C) the most recent determination or opinion letter from the IRS; (D) all non-routine correspondence with any Governmental Authority regarding such plan in the past three years; (E) a written summary of the material terms of any Employee Plan that is not set forth in a written document; (F) the three most recently filed annual reports (Form 5500 series or other similar reports) and all schedules and financial statements attached thereto; (G) all applicable coverage and nondiscrimination tests for the three most recently completed plan years; (H) a copy of each trust agreement or other funding arrangement, custodial agreement, insurance policy or contract, administration agreement or similar agreement, and each investment management or investment advisory agreement, and (I) all Forms 1094-C and 1095-C filed with respect to any Employee Plan since 2020.
(b)Title IV Plans. Except as otherwise set forth in Section 3.18(b) of the Company Disclosure Letter, neither the Company nor any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company pursuant to Section 414 of the Code has, in the past six years, maintained, sponsored, contributed to, or has any liability under (i) any plan subject to Title IV of ERISA or Section 412 of the Code; (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) any “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA; or (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(c)Employee Plan Compliance and Legal Proceedings. Except as otherwise set forth in Section 3.18(c) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (i) each Employee Plan has been operated in accordance with its terms and applicable law, including ERISA, Pension Benefit Guaranty Corp rules, and the Code; (ii) all required contributions to the Employee Plans have been properly and timely made; (iii) no Employee Plan has any unfunded liabilities that have not been properly accrued; and (iv) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, other than routine claims for benefits. Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely on a prototype or volume submitter opinion letter. To the Knowledge of the Company, no event has occurred that would reasonably be expected to cause the loss of such qualification. Each Employee Plan that is a “non-qualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code in all material respects. No payment made or to be made under any “non-qualified deferred compensation plan” has been subject to taxation pursuant to, or any Taxes, interest, or penalties imposed by, Sections 409A or 457A of the Code.
(d)Transaction Payments. Except as otherwise set forth in Section 3.18(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (i) result in, or accelerate the time of payment or vesting of, any payment or benefit becoming due under any Employee Plan; (ii) materially increase any compensation or benefits payable under any Employee Plan; (iii) trigger any obligation to fund any Employee Plan; (iv) limit or restrict the right of Parent to merge, amend or terminate any Employee Plan after the Effective Time; or (v) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code.
(e)Group Health Plan Matters. No Employee Plan provides material post-termination or post-retirement health, life insurance, or other material welfare benefits, except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (or similar state law) for which the individual pays the full cost of coverage. Except as would not have a Company Material Adverse Effect, (i) each Employee Plan that is a “group health plan” as defined in Section 5000(b)(1) of the Code complies in all respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, the Health Care and Education Reconciliation Act of 2010, and all regulations issued thereunder, (ii) neither the Company nor any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company pursuant to Section 414 of the Code has incurred, and no event has occurred and no condition or circumstance exists that would reasonably be expected to subject the Company or any such affiliate thereof to, any penalty or excise Tax under Sections 4980D or 4980H of the Code, and (iii) the Company has complied with the applicable reporting requirements under Sections 6055 and 6056 of the Code.
(f)Non-U.S. Plans. Without limiting the generality of the foregoing, with respect to each Employee Plan that is maintained for current or former employees or other service providers who reside or work

Exhibit 10.2
primarily outside of the United States (each, a “Non-U.S. Plan”): (i) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing in all material respects with any applicable Governmental Authority; (ii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (iii) no material unfunded or underfunded liabilities exist with respect to any Non-U.S. Plan. The Company Group has timely made all payments required to have been made by them in all material respects with respect to any plan or arrangement sponsored or maintained by a Governmental Authority.
3.19 Labor Matters.
(a)Union Activities. The Company Group is not a party to or bound by any collective bargaining agreement or other Contract with any labor union (each, a “Collective Bargaining Agreement”), and no Collective Bargaining Agreement is being negotiated by the Company Group. Except as would not have a Company Material Adverse Effect, as of the date hereof, there is no strike, lockout, slowdown, work stoppage or other labor dispute against or affecting the Company Group pending, or to the Knowledge of the Company, threatened.
(b)Employment Law Compliance. Except as would not have a Company Material Adverse Effect, the Company Group is, and for the past three years has been, in compliance with applicable laws with respect to employment, including employment practices, wage and hour, immigration, discrimination, retaliation, labor relations, worker classification, and employee health and safety. In the past three years, the Company Group has not implemented any “plant closing” or “mass layoff” (each, as defined in WARN).
3.20 Permits; Compliance with Laws
(a)The Company Group holds, to the extent legally required, all material permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of the Company Group as currently conducted; (ii) the Company Group complies in all material respects with the terms of all such Permits; and (iii) as of the date of this Agreement, no suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, threatened.
(b)The Company Group is, and has been since January 1, 2023, in compliance in all material respects with all laws and orders that are applicable to the Company Group or to the conduct of the business or operations of the Company Group.
(c)Without limiting the generality of Section 3.20(b), the Company Group is, and has been since January 1, 2019, in compliance in all material respects with all applicable Health Laws, including HIPAA. In furtherance of the foregoing:
(i)the Company has designated privacy and security officials responsible for the development and implementation of its privacy and security compliance program;
(ii)when required by HIPAA, the Company Group has entered into and complies in all material respects with all required business associate agreements;
(iii)the Company Group has provided training required under HIPAA to applicable members of its workforce;
(iv)the Company Group has adopted and maintained privacy and security policies and procedures designed to comply with HIPAA;
(v)the Company Group has conducted periodic security risk assessments and security risk analyses as required under applicable Health Laws and has addressed and remediated all material deficiencies identified through such assessments;
(vi)except as set forth in the Company Disclosure Letter, the Company Group has not received any written notice from any Governmental Authority alleging any violation of HIPAA or other applicable Health Laws; and

Exhibit 10.2
(vii)the Company Group has not experienced any Breach of Protected Health Information (as such terms are defined under HIPAA) that required notification under 45 C.F.R. § 164.410.
(d)No representation is made under this Section 3.20 with respect to environmental, intellectual property, Tax, employee benefits, labor, trade controls and anti-corruption matters, which matters are addressed exclusively in Sections 3.15, 3.16, 3.17, 3.18, 3.19 and 3.25.
3.21 Legal Proceedings; Orders
(a)No Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company Group, except as listed on Section 3.21 of the Company Disclosure Letter and for those that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group.
(b)No Orders. As of the date hereof, the Company Group is not subject to any order of any kind or nature issued by any Governmental Authority that would reasonably be expected to prevent or delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.
3.22 Insurance. Section 3.22 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material insurance policies maintained by or for the benefit of the Company Group (the “Company Insurance Policies”). The Company Group maintains insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is customarily carried by Persons conducting business similar to that of the Company Group. Except as would not have a Company Material Adverse Effect, as of the date of this Agreement:
(i)each Company Insurance Policy is valid and binding and in full force and effect;
(ii)all premiums due and payable under the Company Insurance Policies have been paid when due and no premium is past due;
(iii)the Company Group is in compliance in all material respects with the terms and conditions of the Company Insurance Policies; and
(iv)neither the Company nor any of its Subsidiaries is in breach or default under any Company Insurance Policy and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, cancellation, rescission or modification of coverage thereunder;
(v)neither the Company nor any of its Subsidiaries has received any written notice of cancellation, termination, non-renewal, invalidation or material premium increase with respect to any Company Insurance Policy;
(vi)all pending claims in excess of $100,000 have been properly reported to the applicable insurer in accordance with the terms of the applicable Company Insurance Policy and no insurer has denied coverage with respect to any such claim; and
(vii)since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written notice regarding any non-renewal, termination, invalidation or cancellation of any Company Insurance Policy.
3.23 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts or transactions between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders that has not been so disclosed.

Exhibit 10.2
3.24 Brokers. Except for the Advisor, Citizens Capital Markets & Advisory and Oaklins DeSilva +Phillips, there is no financial advisor, investment banker, broker, finder, agent or other Person that is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company Group.
3.25 Trade Controls; Anti-Corruption Laws.
(a)Trade Controls.
i.Since January 1, 2023, the Company Group has conducted its transactions in material accordance with all applicable export and re-export control laws, trade and economic sanctions laws, and all other applicable export control and sanctions laws in other countries in which the Company Group conducts business (collectively, “Trade Control Laws”).
ii.To the Knowledge of the Company, as of the date of this Agreement, there are no pending or threatened Legal Proceedings against the Company Group alleging a violation of any sanctions and export control laws or anti-corruption laws that are applicable to the Company Group.
iii.No licenses or approvals pursuant to the Trade Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Merger, except for any such licenses or approvals the failure of which to obtain would not have a Company Material Adverse Effect.
iv.Since January 1, 2023, (i) neither the Company nor any of its Subsidiaries has been a Sanctioned Person; (ii) neither the Company nor any of its Subsidiaries has been organized, resident or located in a Sanctioned Country; (iii) neither the Company nor any of its Subsidiaries has knowingly conducted any business with any Sanctioned Person or in any Sanctioned Country in violation of applicable trade control laws; and (iv) the Company Group has been in compliance in all material respects with all applicable sanctions, export control, import control and anti-boycott laws.
v.For purposes of this Section, “Sanctioned Country” means any country or territory that is, or whose government is, the subject or target of comprehensive Sanctions administered or enforced by a Sanctions Authority. “Sanctioned Person” means any Person that is: (a) the subject or target of Sanctions, including by reason of being listed on any sanctions- or restricted-party list maintained by a Sanctions Authority; (b) organized, resident or located in a Sanctioned Country; or (c) owned or controlled, directly or indirectly, 50% or more, individually or in the aggregate, by one or more Persons described in clause (a) or clause (b). “Sanctions” means economic or financial sanctions, trade embargoes, asset-freeze measures and related restricted-party measures administered, enacted or enforced by a Sanctions Authority. “Sanctions Authority” means the United States government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State and the U.S. Department of Commerce; the United Nations Security Council; the European Union; His Majesty’s Treasury of the United Kingdom; and any other applicable Governmental Authority that administers or enforces Sanctions.
(b)Anti-Corruption laws. Except as would not be material to the Company Group, taken as a whole, since January 1, 2023, none of the Company Group, or to the Knowledge of the Company, any officer, director, agent, employee or other Person acting on its behalf, has, directly or indirectly, (i) violated any anti-corruption laws; (ii) directly or indirectly made, offered, authorized, promised, solicited or received any unlawful bribe, kickback, payoff, influence payment or other unlawful payment in violation of the FCPA or any anti-

Exhibit 10.2
corruption laws; (iii) taken or failed to take any action that would cause the Company or any of its Subsidiaries to be in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”) or other applicable anti-corruption laws in other countries in which the Company Group conducts business; or (iv) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.
3.26 No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:
(a)any representation or warranty, express or implied;
(b)any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates, in connection with presentations by or discussions with Parent’s management whether prior to or after the date of this Agreement or in any other forum or setting; or
(c)the accuracy or completeness of any other representation, warranty, estimate, projection, forecast, prediction, data, financial information, forward-looking statement, memorandum, presentation or other materials or information.
3.27 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 (including the Proxy Statement contained therein) will, at the time the Form S-4 is declared effective under the Securities Act, and none of such information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement contained in the Form S-4 will, at the date such Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 or Proxy Statement.
3.28 Transaction Expenses. Section 3.28 of the Company Disclosure Letter sets forth the Company’s good faith estimate, as of the date of this Agreement, of the aggregate Company Transaction Expenses expected to be incurred in connection with the Transactions (the “Transaction Expense Estimate”). The Transaction Expense Estimate has been prepared in good faith based on information available to the Company as of the date of this Agreement and reflects the Company’s reasonable expectations as of such date. The Company makes no representation or warranty that actual Company Transaction Expenses will not exceed the Transaction Expense Estimate, and the Transaction Expense Estimate shall not constitute a cap, ceiling or limitation on the Company Transaction Expenses that may be incurred by the Company in connection with the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
With respect to any Section of this Article IV, except (a) as disclosed in the reports, statements and other documents filed by Parent with the SEC or furnished by Parent to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2024, and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward- Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Parent Recent SEC Reports”) (it being understood that (i) any matter disclosed in any Parent Recent SEC Report will be deemed disclosed only with respect to the particular representation or warranty to which such disclosure is specifically applicable and only to the extent the applicability of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure, and (ii) this clause (a) shall not apply to Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.10(b), Section 4.14 and Section 4.21(b)), Parent and Merger Sub hereby represent and warrant to the Company as follows:
4.1     Organization; Good Standing.

Exhibit 10.2
(a)Parent. Parent (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a material adverse effect. Parent has made available to the Company true, correct and complete copies of its certificate of incorporation, bylaws and other similar organizational documents, each as amended to date, and Parent is not in violation of such organizational documents.
(b)Merger Sub. Merger Sub (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a material adverse effect. Merger Sub has made available to the Company true, correct and complete copies of its certificate of incorporation, bylaws and other similar organizational documents, each as amended to date, and Merger Sub is not in violation of such organizational documents.
4.2    Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Transactions have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) assuming the truth of the following sentence, the consummation of the Merger (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). Effective immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement and approving the Merger in accordance with the DGCL. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.
4.3    Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming that all Consents described in Section 4.4 have been obtained or made, and any waiting periods thereunder have terminated or expired prior to the Effective Time, violate or conflict with any law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Parent Material Adverse Effect.

Exhibit 10.2
4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority, including under any Antitrust Law, is required on the part of Parent, Merger Sub or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) the rules of NASDAQ, and (iv) such other Consents the failure of which to obtain would not have a Parent Material Adverse Effect.
4.5 Parent Capitalization.
(a)Capital Stock. The authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock (collectively, the “Parent Capital Stock”). As of the Capitalization Date, (i) 5,400,386 shares of Parent Common Stock were issued and outstanding; (ii) 3,686,711 shares of Parent Common Stock were outstanding; (ii) 1,713,675 shares of Parent Common Stock were held by Parent as treasury shares; and (iii) 2,775,741 shares of Parent Preferred Stock were issued and 2,454,886 shares of Parent Preferred Stock were outstanding. All outstanding shares of Parent Common Stock and Parent Preferred Stock have been validly issued, fully paid, nonassessable and free of any preemptive rights. From the close of business on the Capitalization Date to the date of this Agreement, other than the issuance and/or vesting of restricted stock units or restricted stock, Parent has not issued or granted any Parent Securities.
(b)Parent Preferred Stock. The Parent Preferred Stock to be issued as Preferred Stock Consideration has been duly authorized and, when issued and delivered in accordance with the terms of this Agreement and the Certificate of Designations, will be validly issued, fully paid and nonassessable, free and clear of all liens, other than restrictions on transfer arising under applicable securities laws or the organizational documents of Parent.
(c)Authorization and Reservation. Parent has, or prior to the Effective Time will have, authorized and reserved for issuance a sufficient number of shares of Parent Preferred Stock to pay the Preferred Stock Consideration in accordance with Article II. The issuance of the Parent Preferred Stock as Preferred Stock Consideration has been duly authorized by all necessary corporate action on the part of Parent.
(d)Other Rights. Parent is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Parent Securities.
4.6 Subsidiaries.
(a)Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or member or voting interest in, each Subsidiary of Parent (i) has been duly authorized, validly issued and is fully paid and nonassessable (to the extent such concepts are applicable to such Subsidiary); and (ii) except for director’s qualifying or similar shares, is owned, directly or indirectly, by Parent, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.
(b)Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Parent; (ii) options, warrants or other rights or arrangements obligating Parent or its Affiliates to acquire from any Subsidiary of Parent, or that obligate any Subsidiary of Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of Parent; or (iii) obligations of any Subsidiary of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than Parent or one of its Subsidiaries.

Exhibit 10.2
(c)Other Investments. Other than equity securities held in the ordinary course of business for cash management purposes, Parent does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.
4.7 Parent SEC Reports. Since January 1, 2024, Parent has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable laws prior to the date of this Agreement (the “Parent SEC Reports”). Each Parent SEC Report complied, as of its effective date (in the case of Parent SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) or filing date (in the case of all other applicable Parent SEC Reports) (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of the last such amendment or superseded filing), in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Parent SEC Report was filed. True, correct and complete copies of all Parent SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Parent SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports.
4.8 Parent Financial Statements; Internal Controls; Indebtedness.
(a)Parent Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Parent Group filed with the Parent SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal, year-end audit adjustments), in all material respects, the consolidated financial position of the Parent Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. There are no unconsolidated Subsidiaries of the Parent or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC that have not been so disclosed in the Parent SEC Reports.
(b)Disclosure Controls and Procedures. Parent has established and maintains “disclosure controls and procedures” (as defined pursuant to Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Exchange Act). Parent’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Parent in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
(c)Internal Controls. Parent has established and maintains a system of “internal control over financial reporting” (as defined pursuant to Rule 13a-15(f) and Rule 15d-15(f) promulgated under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, including policies and procedures that require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Parent Group; (ii) that transactions are made only in accordance with appropriate authorizations of the Parent’s management and the Parent board of directors (or a committee thereof); and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Parent Group. Parent’s management has completed an assessment of the effectiveness of the Parent’s internal control over financial reporting in compliance with the requirements of Section 404(a) of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2025, and such assessment concluded that such system was effective. Since January 1, 2024, the principal executive officer and principal financial officer of the Parent have made all certifications required by the Sarbanes-Oxley Act. Neither the Parent nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Neither the Parent nor, to the Knowledge of the Parent, the Parent’s independent registered public

Exhibit 10.2
accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Parent Group that has not been subsequently remediated; or (B) any fraud that involves the Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Parent Group.
4.9 No Undisclosed Liabilities. Neither the Parent nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the audited balance sheet of Parent dated as of December 31, 2025 contained in the Parent SEC Documents filed prior to the date hereof or in the consolidated financial statements of the Parent Group (including the notes thereto) included in the Parent SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to or incurred as expressly permitted or expressly contemplated by this Agreement or incurred in connection with the Transactions; (c) incurred in the ordinary course of business since March 31, 2026; or (d) that would not have a Parent Material Adverse Effect.
4.10 Absence of Certain Changes. Except as otherwise contemplated, required or permitted by this Agreement, since December 31, 2025 through the date of this Agreement, (a) the business of the Parent Group has been conducted, in all material respects, in the ordinary course of business (except with respect to this Agreement and discussions, negotiations and transactions related hereto) and (b) there has not occurred a Parent Material Adverse Effect.
4.11 Permits; Compliance with Laws.
(a)Except as would not have a Parent Material Adverse Effect, (i) the Parent Group holds, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Parent Permits”) that are required for the operation of the business of the Parent Group as currently conducted; (ii) the Parent Group complies with the terms of all such Parent Permits; and (iii) as of the date of this Agreement, no suspension or cancellation of any such Parent Permit is pending or, to the Knowledge of the Parent, threatened.
(b)The Parent Group is, and since January 1, 2024 has been, in compliance in all material respects with all laws and orders that are applicable to the Parent Group or to the conduct of the business or operations of the Parent Group, except for noncompliance that has not had and would not have a Parent Material Adverse Effect.
4.12 Legal Proceedings; Orders.
(a)No Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Parent, threatened against the Parent Group, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.
(b)No Orders. As of the date hereof, the Parent Group is not subject to any material order of any kind or nature issued by any Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of the Transactions or the ability of the Parent to fully perform its covenants and obligations pursuant to this Agreement.
4.13 Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners, managers or, to the knowledge of Parent, any employees of Parent or Merger Sub (a) has owned any shares of Company Capital Stock during the two years prior to the date of this Agreement; or (b) is or has been at any time during the past three years an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.
4.14 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Affiliates.
4.15 Operations of Parent and Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by any agreements

Exhibit 10.2
or arrangements entered into in connection with this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of, and other equity and voting interest in, Merger Sub free and clear of all liens.
4.16 No Parent Vote or Approval Required. No vote or consent of the members or holders of any capital stock of, or other equity or voting interest in, Parent is necessary to adopt this Agreement and consummate the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the holders of any capital stock of, or other equity interest in, Merger Sub necessary to adopt this Agreement and consummate the Merger.
4.17 Stockholder and Management Arrangements. As of the date of this Agreement, neither Parent nor Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into or committed or agreed to enter into any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Transactions; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal except for the Voting and Support Agreements; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
4.18 Financing.
(a)Sufficiency of Financing. Parent and Merger Sub have, and at the Closing will have (assuming that (i) the Debt Financing has been provided and the proceeds thereof made available to Parent prior to (or at) the Closing, or (ii) Alternative Debt Financing has been secured by Parent), sufficient cash on hand and/or other immediately available funds to (a) pay all amounts required to be paid by Parent or Merger Sub pursuant to Article II, (b) repay, prepay, discharge or otherwise satisfy all Indebtedness of the Company and its Subsidiaries required to be repaid, prepaid, discharged or satisfied at the Closing, (c) pay all fees and expenses required to be paid by Parent or Merger Sub in connection with the Transactions, and (d) consummate the Transactions.
(b)No Exclusive Arrangements. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Transactions; or (ii) expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company Group in connection with the Transactions.
4.19 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time and immediately after giving effect to the Transactions (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of each of Parent and the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of Parent or the Surviving Corporation and such Subsidiaries, as applicable, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of Parent or the Surviving Corporation and its Subsidiaries, as applicable, on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of Parent or the Surviving Corporation and its Subsidiaries, as applicable, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of Parent or the Surviving Corporation and its Subsidiaries, as applicable, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Exhibit 10.2
4.20 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 (including the Proxy Statement contained therein) will, at the time the Form S-4 is declared effective under the Securities Act, and none of such information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement contained in the Form S-4 will, at the date such Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 or proxy statement/prospectus.
4.21 Exclusivity of Representations and Warranties.
(a)No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:
(i)the Company Group has not made any representation or warranty relating to the Company Group or its businesses, operations or otherwise in connection with this Agreement or the Transactions;
(ii)no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or its businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and
(iii)the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b)No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating any of the Transactions) in reliance on:
(i)any representation or warranty, express or implied;
(ii)any estimate, projection, forecast, prediction, forward-looking statement, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Transactions, in connection with presentations by or discussions with the Company’s management or in any other forum or setting; or
(iii)the accuracy or completeness of any other representation, warranty, estimate, projection, forecast, prediction, forward-looking statement, financial information, memorandum, presentation or other materials or information.

Exhibit 10.2
(c)Investigation. Each of Parent and Merger Sub acknowledges that it has had the opportunity to conduct an independent investigation regarding the Company. Nothing in this subsection (c) is intended to modify or limit in any respect any of the representations or warranties of the Company in Article III.
ARTICLE V
INTERIM OPERATIONS OF THE COMPANY
5.1 Affirmative Obligations. Except (a) as expressly contemplated or expressly permitted by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as required by applicable law or any binding order issued by a Governmental Authority of competent jurisdiction; or (d) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to (i) maintain its existence in good standing under the laws of its incorporation or formation; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business; and (iii) (A) preserve intact its assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (B) keep available the services of its current officers and key employees; and (C) preserve the current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has business relations.
5.2 Forbearance Covenants. Except (i) as expressly contemplated or permitted by this Agreement; (ii) as set forth in Section 5.2 of the Company Disclosure Letter; (iii) as required by applicable law or any binding order issued by a Governmental Authority of competent jurisdiction; or (iv) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:
(a)amend the Charter, the Bylaws or any other similar organizational document;
(b)propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(c)except for (A) grants of Company Equity Awards permitted pursuant to Section 5.2(i) below or (B) issuances of Company Securities on exercise or settlement of Company Equity Awards pursuant to the terms and conditions of Company Equity Awards, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities;
(d)directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases of Company Securities pursuant to the terms and conditions of Company Equity Awards, or (B) transactions between the Company and any of its direct or indirect Subsidiaries;
(e)(A) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;
(f)(A) incur, assume or suffer any Indebtedness for borrowed money (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business by the Company Group; (2) for loans or advances to direct or indirect wholly owned Subsidiaries of the

Exhibit 10.2
Company; (3) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business by the Company Group; (4) Indebtedness incurred under the ABL Loan Agreement (as the same may be amended by ABL Loan Agreement Amendment) or other existing arrangements (including in respect of letters of credit) in respect of the Debt Financing or in the ordinary course of business to support ordinary course working capital needs of the Company Group or capital expenditures to the extent permitted by Section 5.2(m); provided that in no event shall any such Indebtedness or arrangement, together with all amounts outstanding under the ABL Loan Agreement, exceed the aggregate amount specified on Section 5.2(f) of the Company Disclosure Letter; and (5) other Indebtedness in an aggregate principal amount not to exceed $750,000; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company and except for any indemnification and advancement obligations under the Charter, Bylaws, comparable organizational document of any Subsidiary of the Company or indemnification agreements with the Company Group;
(g)make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) extensions of credit to customers in the ordinary course of business; (B) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto; (C) advancement obligations under the Charter, Bylaws, comparable organizational document of any Subsidiary of the Company or indemnification agreements with the Company Group; and (D) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned Subsidiaries of the Company;
(h)acquire, lease, license (other than non-exclusive licenses in the ordinary course of business), sell, abandon (except in the ordinary course of business), transfer, assign, guarantee, exchange, mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any lien thereupon, in each case in excess of $250,000 individually, or $500,000 in the aggregate in the case of acquisitions and $250,000 in the aggregate in the case of dispositions, other than: (A) the sale, lease or licensing of equipment, products or services of the Company Group in the ordinary course of business; (B) the acquisition of inventory (including, for avoidance of doubt, any raw materials, ingredients, components, packaging materials, labels and all other materials and supplies), in the ordinary course of business; (C) any capital expenditures permitted (or consented to by Parent) under Section 5.2(m); (D) in connection with financing transactions permitted (or consented to by Parent) under Section 5.2(f); (E) dispositions of obsolete or worthless personal property in the ordinary course of business which have no fair market value in the good faith determination of the Company; or (F) Permitted Liens;
(i)except as required by the terms of an Employee Plan: (A) enter into, adopt, amend, terminate or materially increase the coverage or benefits available under any Employee Plan or any compensation or benefit plan, program, arrangement or agreement that would constitute an Employee Plan if in effect on the date of this Agreement (other than changes made in the ordinary course of business in connection with annual renewals of group welfare benefits); (B) increase the compensation or other benefits payable or provided to any current or former director, officer, employee or independent contractor of the Company Group, pay any special bonus or other non-ordinary-course compensation or benefit, or grant any new pension, severance, retention, transaction, change in control or similar benefit; (C) enter into, amend or waive any employment, consulting, independent contractor, severance, retention, transaction bonus, change in control or similar compensatory agreement with any current or former employee, officer, director or independent contractor, other than (x) at-will offer letters entered into with newly hired employees in the ordinary course of business consistent with this Agreement or (y) consulting agreements that are terminable without liability upon not more than thirty (30) days’ notice; (D) accelerate, or commit to accelerate, the funding, vesting or payment of any compensation, benefits or Company Equity Awards; (E) grant any Company Equity Awards or any other equity-based compensation; (F) hire or engage any employee or independent contractor with annual compensation in excess of $150,000 except that, in the event the Company proposes to hire any such individual to replace an employee whose employment has terminated following the date of this Agreement, the Company shall consult with Parent in advance regarding such hiring; (G) promote, terminate without cause, furlough or temporarily lay off any employee whose annual compensation exceeds $150,000 or any officer of the Company Group; provided that, if any such employee or officer ceases to be employed by the Company Group following the date of this Agreement, the Company shall consult with Parent regarding any

Exhibit 10.2
proposed replacement for such employee or officer prior to hiring or engaging such replacement; or (H) enter into any agreement to employ or engage contingent workers outside of the ordinary course of business;
(j)settle, release, waive or compromise any pending or threatened Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim that is (A) reflected or reserved against in the most recent consolidated balance sheet of the Company Group included in the Company SEC Reports filed prior to the date hereof; (B) for solely monetary payments of no more than $100,000 individually and $250,000 in the aggregate; (C) settled in compliance with Section 5.2(l) or Section 6.12; (D) in favor of the Company Group in the ordinary course of business; or (E) for solely monetary payments for any Legal Proceeding that is covered by insurance (exclusive of any amounts payable in respect of any insurance deductible);
(k)except as required by applicable law, any Governmental Authority (including the Financial Accounting Standards Board or any similar organization), GAAP (or any interpretation thereof), or any rule or policy of the SEC, make any material change in any accounting principles, practices, policies or procedures of the Company Group or any of its methods of reporting income, deductions or other material items for financial accounting purposes;
(l)(A) make, other than in the ordinary course of business, or change any material Tax election; (B) settle or compromise any material Tax claim or assessment; (C) file any material amended Tax Return; or (D) enter into a closing agreement with any Governmental Authority regarding any material Tax, in each case, that would reasonably be expected to materially increase the Taxes payable by the Company Group;
(m)incur or commit to incur any capital expenditure(s), other than (A) consistent with the capital expenditure budget set forth in Section 5.2(m) of the Company Disclosure Letter, (B) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged after the date hereof due to casualty or accident that are covered by insurance (exclusive of any amounts payable in respect of any insurance deductible) or (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $250,000 in the aggregate during the period from the date hereof through the Closing;
(n)enter into, modify, amend, waive any material right under, consent to any assignment of, or terminate any (A) Contract (other than a Material Contract) that, if so entered into, modified, amended or terminated, would reasonably be expected to have a Company Material Adverse Effect; (B) Material Contract; or (C) Contract that, if entered into prior to the date of this Agreement, would have constituted a Material Contract;
(o)engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
(p)announce or implement any employee layoffs, facility closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or similar actions that would reasonably be expected to trigger any notice, consultation, bargaining, consent or other requirements pursuant to the WARN Act or any similar applicable law in any jurisdiction, including the European Collective Redundancies Directive (Directive 98/59/EC), any national laws promulgated pursuant thereto, Article 298 of the Labor Code of the Philippines, the Trade Union and Labour Relations (Consolidation) Act 1992 of the United Kingdom, or any law governing collective dismissals, workplace closures, temporary layoffs or similar employment actions in Spain or any other applicable jurisdiction;
(q)waive, release, amend or otherwise modify in any material respect any noncompetition, nonsolicitation, nondisclosure, confidentiality, invention assignment or other restrictive covenant obligation owed to the Company Group by any current or former employee, independent contractor, consultant, officer or director;
(r)adopt, amend, modify or waive in any material respect any policy, program, procedure or practice relating to privacy obligations or any administrative, technical or physical safeguards relating to data privacy, cybersecurity, information security, data protection or the collection, storage, processing, use, transfer or disclosure of personal information;
(s)grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

Exhibit 10.2
(t)acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, legal partnership (excluding, for avoidance of doubt, strategic relationships, alliances, reseller agreements and similar commercial relationships), limited liability company or similar arrangement with any third Person;
(u)enter into any Collective Bargaining Agreement;
(v)adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to Parent’s rights under Section 5.3(e)(i)(2) or Section 5.3(e)(ii)(3); or
(w)enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.
5.3 No Solicitation.
(a)Go-Shop Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern time on the date that is thirty (30) days after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Affiliates, directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to any Person any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, provided, however, that the Company will promptly (and in any event within 48 hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously provided to Parent or its Representatives; and (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal. On the No-Shop Period Start Date, the Company shall notify Parent in writing of (A) the identity of each Exempted Party, (B) the number and identity of any parties with which the Company entered into an Acceptable Confidentiality Agreement and (C) the number and identity of any parties that submitted an Acquisition Proposal after the date of this Agreement and prior to the No-Shop Period Start Date, each of which notices shall include the documents and information contemplated by Section 5.3(f)(ii), Section 5.3(f)(iii) and Section 5.3(f)(iv) to the extent not previously provided to Parent.
(b)No Solicitation or Negotiation. Except as expressly permitted by this Section 5.3 and except in respect of an Exempted Party (but only for so long as such Person or group of Persons is an Exempted Party), from and after the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will and will cause each of its Subsidiaries and its and their officers and directors to, and will instruct and use its commercially reasonable efforts to cause its other Representatives to, (i) cease any solicitations, discussions or negotiations with any Person that would be prohibited by this Section 5.3(b), request the prompt return or destruction of all non-public information concerning the Company Group theretofore furnished to any such Person with whom a confidentiality agreement was entered into within the six month period immediately preceding the No-Shop Period Start Date and terminate all access granted to any such Person and its Representatives to any physical or electronic data room; and (ii) until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, not, directly or indirectly, (A) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist the making, submission or announcement of any proposal, inquiry or offer that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (B) furnish to any Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) or its Representatives (in their capacity as such) any non-public information relating to the Company Group or any Acquisition Proposal or afford to any Person or its Representatives (in their capacity as such) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent, Merger Sub or any designees of

Exhibit 10.2
Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal; (C) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3); or (D) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will be permitted to waive or release, any provision of any standstill or confidentiality agreement solely to the extent that such provision has the effect of prohibiting or purports to prohibit making a confidential Acquisition Proposal to the Company Board (or any committee thereof). For avoidance of doubt, notwithstanding the expiration of the Go-Shop Period, the Company and its Representatives may continue to engage in the activities described in this Section 5.3(b) with respect to Persons who are Exempted Parties (but only if and for so long as such Person or group is an Exempted Party) and their Representatives, only if and for so long as the Company Board (or a committee thereof) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to continue such discussions or negotiations would be inconsistent with the directors’ fiduciary duties under applicable law. In such event, the Company shall promptly (and in any event within 48 hours) provide to Parent any non-public information concerning the Company Group that is provided to any such Exempted Party or its or their Representatives that was not previously provided to Parent, and the Company shall promptly, and in any event within 48 hours, provide Parent with copies of all written proposals, indications of interest, term sheets, draft agreements, financing commitments and other material written materials provided by or on behalf of any such Exempted Party or any inquiry, proposal or offer from such Exempted Party that would reasonably be expected to lead to an Acquisition Proposal. The Company shall keep Parent reasonably informed, on a current basis and in any event within 48 hours, of any material developments, discussions or negotiations regarding any Acquisition Proposal with such Exempted Party, including any change to the financial or other material terms thereof. The provisions of Section 5.3(e) shall apply to an Acquisition Proposal of any Exempted Party.
(c)Conduct Following No-Shop Period Start Date. Notwithstanding anything set forth in this Agreement to the contrary, if, at any time following the No-Shop Period Start Date but prior to obtaining the Requisite Stockholder Approval, the Company or any of its Representatives receives an Acquisition Proposal that did not result from any material breach of this Section 5.3, (i) the Company and its Representatives may contact the Person or group of Persons making the Acquisition Proposal solely to clarify the terms and conditions thereof or to request that any Acquisition Proposal made orally be made in writing; and (ii) if the Company Board (or a committee thereof) has determined in good faith (after consultation with its independent financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, then the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Advisor), (A) participate or engage in discussions or negotiations with the Person or group of Persons making the Acquisition Proposal and its or their Representatives regarding such Acquisition Proposal and (B) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making such Acquisition Proposal and furnish, or provide access to, pursuant to such Acceptable Confidentiality Agreement any non-public information relating to the Company Group or its businesses, properties, assets, books, records or other non-public information, or provide access to any personnel of the Company Group; provided, however, that the Company will promptly (and in any event within 48 hours) provide to Parent any non-public information concerning the Company Group that is provided to any such Person or group of Persons or its or their Representatives that was not previously provided to Parent. Following the No-Shop Period Start Date, the Company shall promptly, and in any event within 48 hours, provide Parent with copies of all written proposals, indications of interest, term sheets, draft agreements, financing commitments and other material written materials provided by or on behalf of any Person making an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. Following the No-Shop Period Start Date, the Company shall keep Parent reasonably informed, on a current basis and in any event within 48 hours of any material developments, discussions or negotiations regarding any Acquisition Proposal, including any change to the financial or other material terms thereof.

Exhibit 10.2
(d)No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(e), at no time after the date of this Agreement may the Company Board (or a committee thereof):
(i)(A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten Business Days after Parent so requests in writing, which request is transmitted after any public disclosure of an Acquisition Proposal (provided that the Company will have no obligation to make such reaffirmation on more than two separate occasions); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal; or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(e) will constitute a Company Board Recommendation Change; or
(ii)cause or permit the Company Group to enter into an Alternative Acquisition Agreement.
(e)Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:
(i)the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any material event, development, discovery, change or circumstance with respect to the Company that (A) was not known to, or reasonably expected by, the Company Board as of the date of this Agreement; and (B) does not relate to (x) any Acquisition Proposal; or (y) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (an “Intervening Event”) (it being understood that the foregoing clause (y) will not prevent or otherwise affect a determination that any event, development, discovery, change or circumstance underlying such fact or changes referred to in clause (y) has resulted in or contributed to an Intervening Event), if the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with the directors’ fiduciary duties pursuant to applicable law and if and only if:

Exhibit 10.2
1.the Company has provided prior written notice to Parent at least three Business Days in advance to the effect that the Company Board (or a committee thereof) has (A) so determined; and (B) intends to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(i), which notice will specify the applicable Intervening Event in reasonable detail; and
2.prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a committee thereof) would no longer determine that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties pursuant to applicable law; or
(ii)if the Company has received a bona fide Acquisition Proposal, whether during the Go-Shop Period or after the No-Shop Period Start Date, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:
1.the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary obligations pursuant to applicable law;
2.the Company has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;
3.(i) the Company has provided prior written notice to Parent at least three Business Days in advance (the “Notice Period”), which notice shall state (A) that the Company has received a bona fide Acquisition Proposal that has not been withdrawn and that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal; (B) to the extent not previously provided to Parent pursuant to Section 5.3(f), the material terms of such Acquisition Proposal, the identity of the Person or group of Persons making such Acquisition Proposal and copies of all material documents relating to such Acquisition Proposal; and (C) that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3 absent revisions to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that

Exhibit 10.2
such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that, in the event of any revisions to the financial terms or any other material term or condition of such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(3) with respect to such new written notice (except that the Notice Period in respect of such new written notice shall be two Business Days); and
4.in the event of any termination of this Agreement in order to cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying (or causing to be paid) the Company Termination Fee in accordance with Section 8.3(b)(iii).
(f)Notice. From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within 48 hours thereafter) notify Parent in writing of (i) the receipt by the Company or, to the Knowledge of the Company, its Representatives of any Acquisition Proposal; (ii) the identity of the Person or group of Persons making such Acquisition Proposal; (iii) a copy of any such Acquisition Proposal made in writing and any other written terms and proposals provided (including financing commitments) to the Company or its Representatives; and (iv) a written summary of material terms and conditions of any such Acquisition Proposal not made in writing. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status of any such Acquisition Proposals (including as required by clauses (i) through (iv) above and any amendments thereto) and the status of any such discussions or negotiations.
(g)Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(e). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.
(h)Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any of its Representatives, to the extent acting at the Company’s direction that, if taken by the Company, would be a breach of this Section 5.3, will be deemed to be a breach of this Section 5.3 by the Company.

Exhibit 10.2
ARTICLE VI
ADDITIONAL COVENANTS
6.1 Required Action and Forbearance; Efforts.
(a)Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will, and will cause their respective Affiliates to, use their respective commercially reasonable efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Transactions, including by:
(i)causing the conditions to the Merger set forth in Article VII to be satisfied;
(ii)(1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions; and
(iii)obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Transactions; and
(iv)executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Transactions.
(b)No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing, impairing, delaying or otherwise adversely affecting the consummation of the Transactions; or (ii) the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 or Section 6.18 will be considered a violation of this Section 6.1.
(c)No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company Group will not be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Transactions, including in connection with obtaining any consent pursuant to any Material Contract.
6.2 Form S-4; Proxy Statement; Other Required SEC Filings.
(a)Preparation and Filing of Form S-4 and Proxy Statement. Promptly following the date of this Agreement, Parent and the Company shall cooperate in preparing, and Parent shall file with the SEC, a registration statement on Form S-4 in connection with the issuance of the Parent Preferred Stock in the Merger (as amended or supplemented from time to time, the “Form S-4”). The Form S-4 shall include a Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting (as amended or supplemented from time to time, the “Proxy Statement”). Each of Parent and the Company shall use its reasonable best efforts to cause the Form S-4 and the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the rules and regulations of the SEC thereunder and the rules of NASDAQ. Subject to Section 6.3, the Company shall include the Company Board Recommendation in the Proxy Statement.
(b)Cooperation; Review and Comment. Parent and the Company shall cooperate with each other in connection with the preparation and filing of the Form S-4, the Proxy Statement and any Other Required

Exhibit 10.2
Filing. Without limiting the foregoing, each of Parent and the Company shall furnish to the other Party all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably requested by the other Party in connection with the preparation, filing and distribution of the Form S-4, the Proxy Statement and any Other Required Filing. Parent shall provide the Company and its counsel a reasonable opportunity to review and comment on the Form S-4 and the Proxy Statement, including any amendments or supplements thereto, prior to filing with the SEC, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested by the Company or its counsel. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on any Other Required Company Filing, including any amendments or supplements thereto, prior to filing with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel. Parent shall provide the Company and its counsel a reasonable opportunity to review and comment on any Other Required Parent Filing, including any amendments or supplements thereto, prior to filing with the SEC, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested by the Company or its counsel.
(c)SEC Review; Effectiveness. Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after filing and to keep the Form S-4 effective for so long as is necessary to consummate the Merger and the other Transactions. Parent and the Company shall promptly notify each other of the receipt of any oral or written comments from the SEC or its staff with respect to the Form S-4, the Proxy Statement or any Other Required Filing, any request by the SEC or its staff for amendments or supplements thereto or for additional information, and any notice from the SEC or its staff relating to the effectiveness of the Form S-4 or the issuance of any stop order or suspension of the qualification of the Parent Preferred Stock for offering or sale in any jurisdiction. Parent and the Company shall cooperate in preparing responses to any comments or requests from the SEC or its staff and shall use reasonable best efforts to resolve all SEC comments with respect to the Form S-4 and the Proxy Statement as promptly as reasonably practicable. Parent shall advise the Company promptly after the Form S-4 has been declared effective.
(d)Accuracy of Disclosure. Parent, Merger Sub and the Company shall cause the information supplied by such Party for inclusion or incorporation by reference in the Form S-4, the Proxy Statement or any Other Required Filing not to, at the time the Form S-4 is declared effective, at the time the Proxy Statement is first mailed to Company Stockholders, at the time of the Company Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no Party makes any covenant with respect to information supplied by or on behalf of another Party for inclusion or incorporation by reference in the Form S-4, the Proxy Statement or any Other Required Filing.
(e)Amendments and Supplements. If, at any time prior to the Effective Time, any information relating to Parent, Merger Sub, the Company or any of their respective Affiliates, directors or officers should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Form S-4, the Proxy Statement or any Other Required Filing so that such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party, and Parent and the Company shall cooperate in preparing and filing with the SEC, to the extent required by applicable law, an appropriate amendment or supplement describing such information and, to the extent required by applicable law, disseminating such amendment or supplement to Company Stockholders.
(f)Communications with the SEC. Neither Parent nor the Company shall, and each shall cause its respective Affiliates not to, communicate in writing with the SEC or its staff with respect to the Form S-4, the Proxy Statement or any Other Required Filing without first providing the other Party and its counsel a reasonable opportunity to review and comment on such written communication, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested by the other Party or its counsel.
(g)Dissemination of Proxy Statement. Subject to applicable law, Parent and the Company shall use their respective reasonable best efforts to cause the Proxy Statement to be mailed to Company Stockholders

Exhibit 10.2
as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act and the SEC has confirmed that it has no further comments on the Proxy Statement or has otherwise completed its review thereof.
(h)Other Required Filings. If Parent, Merger Sub, the Company or any of their respective Affiliates determines that it is required to file any document, other than the Form S-4 or the Proxy Statement, with the SEC in connection with the Transactions pursuant to applicable law, the filing Party shall promptly prepare and file such document with the SEC (each such filing by Parent, Merger Sub or any of their respective Affiliates, an “Other Required Parent Filing,” and each such filing by the Company or any of its Affiliates, an “Other Required Company Filing,” and collectively, the “Other Required Filings”). Each Party shall use its reasonable best efforts to cause any Other Required Filing made by it or its Affiliates to comply as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the rules and regulations of the SEC thereunder and the rules of NASDAQ.
6.3 Stockholder Meeting.
(a)Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company shall take all action necessary in accordance with the DGCL, the Exchange Act, the Charter, the Bylaws and the rules of NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. The Company shall not change the record date for the Company Stockholder Meeting without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and the approval of the Merger and to obtain the Requisite Stockholder Approval.
(b)Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company may postpone or adjourn the Company Stockholder Meeting, provided that the Company Stockholder Meeting may not be postponed or adjourned more than two times or for more than 30 days in the aggregate without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), if (i) there are holders of an insufficient number of shares of Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum; (ii) the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Stockholder Approval; (iii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff; (iv) the Company has notified Parent pursuant to Section 5.3(e) that the Company Board or a committee thereof intends to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 5.3(e)(ii), and the applicable notice period thereunder will not have expired prior to the then-scheduled date and time of the Company Stockholder Meeting; or (v) the Company Board or a committee thereof has determined in good faith, after consultation with outside legal counsel, that such postponement or adjournment is required by applicable law in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise.
(c)Submission to Stockholders. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company shall submit this Agreement and the Merger to the Company Stockholders at the Company Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval, even if the Company Board or a committee thereof has effected a Company Board Recommendation Change.
6.4 Anti-Takeover Laws. The Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation (or, in the case of Section 203 of the DGCL, the restrictions on “business combinations” contained therein) is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation (or, in the case of Section 203 of the DGCL, the restrictions on “business combinations” contained therein) becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

Exhibit 10.2
6.5 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will afford Parent and its Representatives reasonable access (under Company supervision) during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information relate to the negotiation and execution of this Agreement, reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; or relate to, subject to Section 5.3, an Acquisition Proposal. Nothing in this Section 6.5 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.5 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing or sampling of environmental media. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.5. All requests for access pursuant to this Section 6.5 must be directed to the General Counsel of the Company, or another person designated in writing by the Company.
6.6 Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
6.7 Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a)Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements (including any indemnification provisions included in any employment agreement) between a member of the Company Group and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) or employees for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.
(b)Indemnification Obligation. Without limiting the generality of the provisions of Section 6.7(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent provided for pursuant to any indemnification agreements with, and the certificates of incorporation, bylaws and other similar organizational documents of, the Company Group in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to any action

Exhibit 10.2
or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company Group or other Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time, including in connection with this Agreement or the Transactions, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.7(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved.
(c)D&O Insurance. During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.7(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may (or if Parent requests, shall) purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company purchases such a “tail” policy prior to the Effective Time, (i) the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect and (ii) the obligations in the first sentence hereof shall cease to apply.
(d)Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; (ii) transfers all or substantially all of its properties and assets to any Person; or (iii) dissolves, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.7.
(e)No Impairment. The obligations set forth in this Section 6.7 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.7(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.7(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.7, with full rights of enforcement as if a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.7(c) (and their heirs and representatives)) pursuant to this Section 6.7 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; or (iii) applicable law (whether at law or in equity).
(f)Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.7 will be joint and several.
(g)Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy, indemnification agreement, certificate of incorporation, bylaws or similar organizational document that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees.

6.8 Employee Matters.

Exhibit 10.2
(a)Severance Benefits. Following the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee severance benefits in accordance with the Company’s employees’ written employment agreements as in effect at the Effective Time, and set forth in Section 3.13(a) of the Company Disclosure Letter.
(b)Change in Control. For purposes of any Employee Plan containing a definition of “change in control,” “change of control” or a similar term, the Closing shall be deemed to constitute a “change in control,” “change of control” or such similar term. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor each Employee Plan in accordance with its terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such Employee Plan.
(c)Annual Bonuses. With respect to annual cash bonuses for the fiscal year in which the Effective Time occurs (the “Closing Year”), as soon as practicable following the end of the Closing Year, but in no event later than May 1 of the fiscal year immediately following the Closing Year, Parent shall consider, in its sole discretion, or shall cause the Surviving Corporation to, pay after Parent’s determination each Continuing Employee an annual cash bonus for the Closing Year in an amount determined by the Parent.
(d)New Plans. If a new employee benefit plan is made available to any Continuing Employee at or after the Effective Time (each a “New Plan”), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, where applicable, and without limiting the generality of the foregoing, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) ensure that at the Effective Time: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in each New Plan to the extent that such waiting time was satisfied under a comparable Employee Plan in which such Continuing Employee participated immediately before the Effective Time (each such plan, an “Old Plan”), (ii) all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan that is a health plan are waived or satisfied for such Continuing Employee and his or her covered dependents to the extent waived or satisfied under the comparable Old Plan, and (iii) all eligible expenses incurred by each Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins are taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(e)No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.8 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries from terminating the employment of any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.
(f)401(k) Plan. If requested by Parent at least 10 Business Days prior to the Closing Date, the Company shall take all actions reasonably necessary to terminate, effective as of not later than the day immediately preceding the Closing Date, any Employee Plan that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plan”), including adopting resolutions of the Company Board and taking such other actions as are reasonably necessary to effect such termination. Prior to taking any such actions, the Company shall provide Parent with drafts of all resolutions, notices, amendments and other documents relating thereto. If the Company 401(k) Plan is terminated pursuant to the preceding sentence, Parent shall take all actions reasonably necessary to (i) permit each Continuing Employee to participate in plan maintained by Parent or its Affiliate that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Parent 401(k) Plan”) on or as soon as reasonably practicable after the Closing Date and (ii) cause the

Exhibit 10.2
Parent 401(k) Plan to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from each Continuing Employee with respect to such Continuing Employee’s account balances (including loans) under the Company 401(k) Plan, if elected by such Continuing Employee. If applicable, the Company and Parent shall cooperate in good faith with respect to the timing and implementation of the actions relating to the Company 401(k) Plan and the Parent 401(k) Plan set forth in this Section 6.8(f).
6.9 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.
6.10 Notification of Certain Matters.
(a)Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.10(a).
(b)Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.10(b).
6.11 Public Statements and Disclosure. The initial press release concerning this Agreement and the Transactions will be reasonably acceptable to the Company and Parent (the “Announcement”). Thereafter, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective commercially reasonable efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Transactions, except that the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); or (iii) principally related to a Superior Proposal or Company Board Recommendation Change. Notwithstanding the foregoing, this Section 6.11 shall not apply to any press release or other public statement made by the Company or Parent that is consistent with the Announcement and the terms of

Exhibit 10.2
this Agreement and does not contain any information relating to the Company or Parent that has not been previously announced or made public in accordance with the terms of this Agreement.
6.12 Company Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Company Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Company Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Company Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Company Transaction Litigation unless Parent has consented thereto in writing (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.12, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Company Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Company Transaction Litigation but will not be afforded any decision-making power or other authority over such Company Transaction Litigation, prior to the Effective Time, except for the settlement or compromise consent set forth above.
6.13 Parent Transaction Litigation. Prior to the Effective Time, Parent will provide the Company with prompt notice of all Parent Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep the Company reasonably informed with respect to the status thereof.
6.14 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
6.15 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals and immunities of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their commercially reasonable efforts to take such action.
6.16 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.
6.17 No Employment Discussions. Except as approved by the Company Board, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent and Merger Sub will not, and will not permit any of their Subsidiaries or controlled Affiliates to authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any executive officer of the Company (a) regarding any continuing employment or consulting relationship with the Surviving Corporation from and after the Effective Time; (b) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock; or (c) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
6.18 Debt Financing Matters.
(a)Subject to the terms and conditions of this Agreement, the Company will not permit any amendment or modification to, any termination of, or any waiver of any provision or remedy pursuant to, the ABL Loan Agreement (including the lender commitments thereunder and any letters of credit issued in connection therewith), any related loan or security documents, or any liens or security interests granted in connection therewith

Exhibit 10.2
(including pursuant to that certain Pledge and Security Agreement, dated as of December 21, 2021, among the Company, Texas Capital Bank and the other guarantors party thereto) without the prior written consent of the Parent, such consent not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the Company shall not enter into the ABL Loan Agreement Amendment until the same is approved in writing by Parent.
(b)Debt Financing. Each of Parent and Merger Sub will use its respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable which are in Parent’s or Merger Sub’s control to enable the Company (or with respect to Alternative Debt Financing, the Parent and Merger Sub) to arrange the Debt Financing or Alternative Debt Financing, as applicable, and consummate the Debt Financing or Alternative Debt Financing, as applicable, on the Closing Date, including using its commercially reasonable efforts to:
(i)negotiate, execute (if applicable) and deliver definitive agreements with respect to the Debt Financing or Alternative Debt Financing, as applicable, to which Parent and/or Merger Sub is a party and provide copies of drafts thereof exchanged with the lenders under the ABL Loan Agreement or definitive agreements with respect to the Alternative Debt Financing (the “Alternative Debt Financing Agreements”) to the Company following the Company’s reasonable request therefor (to the extent the Company does not already have copies);
(ii)participate in and assist with due diligence conducted in respect of Parent and/or Merger Sub; and
(iii)satisfy on a timely basis (or obtain a waiver to) all conditions to funding that are applicable to Parent and Merger Sub in the ABL Loan Agreement Amendment or any Alternative Debt Financing Agreement.
(c)Debt Financing Cooperation. Unless the requirements in Section 6.19 to seek Alternative Debt Financing apply, the Company will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange the Debt Financing (but not to arrange any Alternative Debt Financing) and to consummate the Debt Financing on the Closing Date in accordance with the terms of the ABL Loan Agreement (as the same may be modified by the ABL Loan Agreement Amendment), including using its commercially reasonable efforts to:
(i)comply with its obligations under the ABL Loan Agreement (as the same may be modified by the ABL Loan Agreement Amendment);
(ii)not reduce the amount available for borrowing under the Company’s existing $25,000,000 credit facility pursuant to the ABL Loan Agreement below the Maximum Debt Financing Amount;
(iii)negotiate, execute and deliver the ABL Loan Agreement Amendment and such other definitive agreements with respect to the Debt Financing and continued post-Closing financing of the business of the Surviving Corporation as Texas Capital Bank may reasonably require (provided, that, Parent’s prior written consent shall be required with respect to each such item prior to the Company’s execution and delivery of the same, such consent not to be unreasonably withheld, conditioned or delayed); in furtherance of the foregoing, the Company shall provide copies of drafts of each such item exchanged with Texas Capital Bank to Parent for Parent’s review and comment;
(iv)satisfy on a timely basis (or obtain a waiver to) all conditions to funding that are applicable to the Company in the ABL Loan Agreement (as the same may be modified by the ABL Loan Agreement Amendment);
(v)enforce its rights pursuant to the ABL Loan Agreement (as the same may be modified by the ABL Loan Agreement Amendment); and

Exhibit 10.2
(vi)consummate the Debt Financing simultaneously with the Closing, including by causing Texas Capital Bank to fund the Debt Financing at the Closing; and
(vii)participate (and cause senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperate with the marketing efforts for any of the Debt Financing.
(d)Alternative Debt Financing Cooperation. To the extent there may be any Alternative Debt Financing, the Company will use commercially reasonable efforts to:
(i)assist Parent with the preparation of customary rating agency presentations and bank information memoranda required in connection with any Alternative Debt Financing;
(ii)participate (and cause senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperate with the marketing efforts for any Alternative Debt Financing; and
(iii)assist Parent in connection with the preparation of (but not executing) any pledge and security documents, indentures and other definitive financing documents as may be reasonably requested by Parent (including using commercially reasonable efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to Alternative Debt Financing as reasonably requested by Parent), and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of Alternative Debt Financing, it being understood that such documents will not take effect until the Effective Time.
(e)Information. The Company and Parent shall keep the other fully informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing and the ABL Loan Agreement Amendment, as applicable. Without limiting the generality of the foregoing, the Company shall give Parent prompt notice of (i) any material breach, event of default under, or repudiation by any party to the ABL Loan Agreement of which it becomes aware if such breach, event of default, or repudiation could reasonably be expected to result in a delay of the Closing Date, or (ii) the receipt of any written notice of default under the ABL Loan Agreement that could reasonably be expected to result in the termination of the ABL Loan Agreement or the acceleration of the Company’s outstanding obligations thereunder.
(f)No Exclusive Arrangements. In no event will the Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the lenders under the ABL Loan Agreement) enter into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company Group or in connection with the Merger.
6.19 Alternative Debt Financing. In the event any portion of the Debt Financing becomes unavailable (or is reasonably expected to become unavailable, as determined by the Company in its discretion) on the terms and conditions set forth in this Agreement, the Company shall, as promptly as practicable, notify the Parent in writing of such event and the reasons therefor and Parent shall use commercially reasonable efforts to obtain alternative debt financing on terms substantially similar to those available under the ABL Loan Agreement or otherwise acceptable to Parent in its sole discretion (“Alternative Debt Financing”) in an amount such that the aggregate funds available to Parent at Closing will be sufficient to (a) pay all amounts required to be paid by Parent or Merger Sub pursuant to Article II, (b) repay, prepay, discharge or otherwise satisfy all Indebtedness of the Company and its Subsidiaries required to be repaid, prepaid, discharged or satisfied at the Closing, (c) pay all fees and expenses required to be

Exhibit 10.2
paid by Parent or Merger Sub in connection with the Transactions, and (d) consummate the Transactions. In the event that Parent is required to seek Alternative Debt Financing pursuant to this Section 6.19, references to the “Debt Financing” shall be deemed to be modified to refer to such Alternative Debt Financing, as applicable, and the provisions of Section 6.18 shall apply to an Alternative Debt Financing (unless specifically relating to the ABL Loan Agreement or the ABL Loan Agreement Amendment).
6.20 Debt Financing Costs.
(a)If this Agreement is terminated pursuant to any of Sections 8.1(a)-(d), Section 8.1(g), or Section 8.1(i) prior to the Effective Time, Parent shall be solely responsible for, and shall promptly reimburse the Company Group for, all out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees of Texas Capital Bank for which the Company Group is responsible, but not including other attorneys’ fees incurred by the Company Group) incurred by the Company Group in connection with the Debt Financing or any Alternative Debt Financing, including any commitment fees, amendment fees, arrangement fees, consent fees, prepayment penalties or similar charges relating to the ABL Loan Agreement, the ABL Loan Agreement Amendment, the Debt Financing or the Alternative Debt Financing.
(b)If the Closing occurs, all fees, costs and expenses incurred by the Company Group in connection with the Debt Financing or any Alternative Debt Financing (including the fees and costs described in clause (a) above and subject to the limitations set forth therein) shall be borne by the Surviving Corporation; provided, that such fees, costs and expenses shall not constitute “Company Transaction Expenses” and shall not be taken into account for any purpose under Section 3.28 or Section 6.21 of this Agreement.
6.21 Transaction Expense Update. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Company shall provide Parent with reasonable updates, not less frequently than every 15 days, regarding any material increases in the aggregate Company Transaction Expenses relative to the Transaction Expense Estimate. For the avoidance of doubt, (a) this Section 6.21 is an informational covenant only and shall not be construed as a cap or limitation on Company Transaction Expenses, (b) any increase in Company Transaction Expenses shall not constitute a breach of any representation, warranty or covenant under this Agreement, and (c) no failure by the Company to provide an update pursuant to this Section 6.21 shall give rise to a right of Parent to terminate this Agreement or to any claim for damages. The Company shall use its commercially reasonable efforts to cause the Company Transaction Expenses to not exceed, in the aggregate, the amount set forth in Section 3.28 of the Company Disclosure Letter.
ARTICLE VII
CONDITIONS TO THE MERGER
7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions:
(a)Requisite Stockholder Approval. The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.
(b)Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
(c)No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.
7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

Exhibit 10.2
(a)Representations and Warranties.
(i)Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualifications contained therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have a Company Material Adverse Effect.
(ii)The representations and warranties set forth in Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.7(c) (Company Securities) (other than the first sentence thereof), Section 3.7(d) (Other Rights) and Section 3.24 (Brokers) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).
(iii)The representations and warranties set forth in Section 3.7(a) (Capital Stock), Section 3.7(b) (Company Equity Awards) and the first sentence of Section 3.7(c) (Company Securities) will be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for de minimis inaccuracies.
(b)Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.
(c)Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d)Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement that is continuing.
(e)ABL Loan Agreement Amendment. The Company shall have delivered to Parent the ABL Loan Agreement Amendment, duly executed by each party thereto other than Parent or Merger Sub.
(f)Availability of Debt Financing. All conditions precedent to the making of the Debt Financing or the Alternative Debt Financing, as the case may be, on the Closing Date shall have been satisfied or waived by Texas Capital Bank or the other applicable lender(s), other than conditions that, by their nature, are to be satisfied at the Closing, and the Company and its Subsidiaries shall have available for borrowing under the ABL Loan Agreement or the Alternative Debt Financing, as the case may be, on the Closing Date not less than the Maximum Debt Financing Amount.

Exhibit 10.2
(g)Required Consents. Parent shall have received evidence reasonably satisfactory to Parent that all notices, consents, waivers, approvals and notices of assignment required to be given, obtained or delivered in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, including without limitation those set forth on Schedule 7.2(g), have been duly given, obtained or delivered, as applicable, and shall remain in full force and effect, except for such Consents the failure of which to obtain would not have a Company Material Adverse Effect.
7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:
(a)Representations and Warranties.
(i)Other than the representations and warranties listed in Section 7.3(a)(ii) and Section 7.3(a)(iii), the representations and warranties of Parent set forth in this Agreement will be true and correct (without giving effect to any materiality, Parent Material Adverse Effect or similar qualifications contained therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have a Parent Material Adverse Effect.
(ii)The representations and warranties set forth in Section 4.1 (Organization; Good Standing), Section 4.2 (Power; Enforceability), Section 4.5(e) (Parent Securities) (other than the first sentence thereof), Section 4.5(f) (Other Rights) and Section 4.14 (Brokers) that (A) are not qualified by Parent Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Parent Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Parent Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).
(iii)The representations and warranties set forth in Section 4.5(a) (Capital Stock), Section 4.5(b) (Parent Preferred Stock), Section 4.5(c) (Authorization and Reservation), Section 4.5(d) (Parent Equity Awards) and the first sentence of Section 4.5(e) (Parent Securities) will be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for de minimis inaccuracies.
(b)Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.
(c)Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
(d)Parent Material Adverse Effect. No Parent Material Adverse Effect will have occurred after the date of this Agreement that is continuing.

Exhibit 10.2

7.4 Frustration of Closing Conditions. Notwithstanding anything to the contrary set forth in this Agreement, none of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied, if in any such case such Party’s breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or failure to perform fully its obligations under this Agreement in any manner has primarily caused or primarily resulted in a failure of any such condition to be satisfied or otherwise have given rise to a right of termination of this Agreement.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a)at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;
(b)by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party (it being agreed that Parent and Merger Sub shall be a single Party for purposes of this clause (b)) that has failed to comply with Section 6.1 or to use its commercially reasonable efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;
(c)by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., Eastern time, on March 1, 2027 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) (1) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g) or Section 8.1(i); or (2) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date (it being agreed that Parent and Merger Sub shall be a single Party for purposes of this clause (ii));
(d)by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement;
(e) by Parent, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval), if any condition set forth in Section 7.2 has failed to be satisfied or has become incapable of being satisfied by the Termination Date, except that if such failure is capable of being cured by the Termination Date, Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the earlier of (x) the date that is 30 days following delivery by Parent to the Company of written notice thereof and (y) the Termination Date, it being understood that Parent shall not be entitled to terminate this Agreement if such failure has been cured prior to such earlier date;
(f)by Parent, at any time prior to the receipt of the Requisite Stockholder Approval, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

Exhibit 10.2
(g)by the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval), if any condition set forth in Section 7.3 has failed to be satisfied or has become incapable of being satisfied by the Termination Date, except that if such failure is capable of being cured by the Termination Date, the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the earlier of (x) the date that is 30 days following delivery by the Company to Parent of written notice thereof and (y) the Termination Date, it being understood that the Company shall not be entitled to terminate this Agreement if such failure has been cured prior to such earlier date;
(h)by the Company, at any time prior to the receipt of the Requisite Stockholder Approval, if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into, and, substantially concurrently with such termination the Company enters into, a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) prior to or concurrently with such termination the Company pays (or causes to be paid) the Company Termination Fee due to Parent in accordance with Section 8.3(b)(iii); or
(i)by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (ii) Parent and Merger Sub fail to consummate the Merger on the date upon which Parent is required to consummate the Merger pursuant to Section 2.3; (iii) the Company has irrevocably notified Parent in writing that (A) it is ready, willing and able to consummate the Closing; and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that the Company is willing to waive any unsatisfied conditions set forth in Section 7.3; (iv) the Company has given Parent written notice at least three Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) if Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.3; and (v) Parent and Merger Sub fail to consummate the Merger by the end of the three-Business Day period contemplated by the foregoing clause (iv) and the date required pursuant to Section 2.3.
8.2 Manner and Notice of Termination; Effect of Termination.
(a)Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
(b)Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 6.11, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.3(g), nothing in this Agreement will relieve any Party from any liability for any willful breach of this Agreement. For purposes of this Agreement, “willful breach” means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge or intention that the taking of such act or omission would constitute, or would reasonably be expected to constitute, a material breach of this Agreement.
8.3 Fees and Expenses.
(a)General. Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees arising out

Exhibit 10.2
of or in connection with entering into this Agreement and the consummation of the Merger. With respect to the preparation and filing of Tax Returns as related to the foregoing Taxes, Parent and the Company Group shall reasonably cooperate with each other and provide such documents and assistance as may be reasonably necessary to prepare all such Tax Returns, and Parent shall timely file such Tax Returns.
(b)Company Payments.
(i)If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), an Acquisition Proposal for an Acquisition Transaction has been publicly announced or disclosed; and (C) within one year following the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will concurrently with the consummation of such Acquisition Transaction pay (or cause to be paid) to Parent an amount equal to $1,152,000 (the “Company Termination Fee”). For purposes of this Section 8.3(b)(i), all references to “25%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
(ii)If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two Business Days) following such termination pay (or cause to be paid) to Parent the Company Termination Fee.
(iii)If this Agreement is validly terminated pursuant to Section 8.1(h), then prior to or concurrently with such termination the Company must pay (or cause to be paid) to Parent the Company Termination Fee; provided, that if the Company has entered into a definitive Alternative Acquisition Agreement to consummate an Acquisition Transaction with a Person or group of Persons that is an Exempted Party at the time of such termination, and such Alternative Acquisition Agreement is entered into on or prior to the No-Shop Period Start Date, then the “Company Termination Fee” shall mean an amount equal to $576,000.
(c)Parent Payments. If this Agreement is validly terminated pursuant to Section 8.1(g) or Section 8.1(i), then Parent must promptly (and in any event within two Business Days) following such termination pay to the Company an amount equal to $1,152,000 in cash (the “Parent Termination Fee”).
(d)Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties agree that each of the Company Termination Fee and the Parent Termination Fee constitutes liquidated damages and not a penalty.
(e)No Company Termination Fee or Damages Related to Debt Financing or Alternative Debt Financing. Notwithstanding anything to the contrary in this Agreement (including anything in this Section 8.3 or Section 8.1), in no event will the Company be obligated to pay the Company Termination Fee (to the extent triggered pursuant to Section 8.3(b)(i)) or any damages (whether direct, indirect, consequential or otherwise) to Parent, Merger Sub or any other Person, in each case, solely as a result of or arising out of (i) any failure of the Debt Financing to be consummated or funded by any lender under the ABL Loan Agreement (or failure of any Alternative Debt Financing to be consummated or funded by any lender under any Alternative Debt Financing) on the Closing Date or at any other time, (ii) any breach, termination, repudiation, default or failure to perform by any lender under the ABL Loan Agreement (or any lender under any Alternative Debt Financing Agreement) or any

Exhibit 10.2
party (other than the Company or any of its Affiliates) to the ABL Loan Agreement Amendment (or any party (other than the Company or any of its Affiliates) to any Alternative Debt Financing Agreement), (iii) the failure of any conditions to the Debt Financing or any Alternative Debt Financing to be satisfied, (iv) the unavailability or insufficiency of the Debt Financing or any Alternative Debt Financing for any reason, (v) any breach by the Company of any representation, warranty, covenant or agreement in this Agreement to the extent that such breach relates to, results from, or is asserted in connection with, any of the matters described in clauses (i) through (iv), or (vi) any termination of this Agreement pursuant to any provision hereof to the extent the basis for such termination relates to, results from, or is asserted in connection with, any of the matters described in clauses (i) through (iv), in each case, unless any of the matters described in clauses (i)-(vi) were materially caused by the Company’s failure to comply with its obligations under Section 6.18(c) or Section 6.18(d). For the avoidance of doubt, nothing in this Section 8.3(e) shall limit or restrict Parent’s entitlement to the Company Termination Fee in the event the Company Termination Fee becomes payable under Section 8.3(b)(ii) or Section 8.3(b)(iii).
(f)Sole and Exclusive Remedy.
(i)Under no circumstances will the collective monetary damages and any other amounts payable by Parent, Merger Sub or any of their Affiliates arising out of or relating to this Agreement, the Transactions, the termination of this Agreement, breaches of this Agreement, or the failure to consummate the Transactions exceed an amount in the aggregate (such aggregate amount, the “Parent Liability Limitation”) equal to $1,152,000 plus any costs and connections in payable pursuant to Section 6.20. In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award (A) in excess of the Parent Liability Limitation against Parent or Merger Sub; or (B) against the former, current or future direct or indirect holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent or Merger Sub), members, managers, general or limited partners, stockholders and assignees of each of Parent and Merger Sub (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”), and in no event will the Company Group be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against Parent or Merger Sub or in any case against the other Parent Related Parties for, or with respect to, this Agreement or the Transactions (including, any breach by Parent or Merger Sub), the termination of this Agreement, the failure to consummate any of the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure. Other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement and other than the obligations of Parent, Merger Sub or any of their respective Affiliates to the extent expressly provided in the Confidentiality Agreement, in no event will any Parent Related Party or any other Person other than Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Transactions.
(ii)Parent’s receipt of the aggregate amount of the Company Termination Fee, to the extent owed pursuant to Section 8.3(b), plus, to the extent applicable, any costs and connections in payable pursuant to Section 6.20, will be the maximum amount of monetary damages that Parent and Merger Sub and each of their respective Affiliates may recover from (A) the Company Group and each of its Affiliates; and (B) the former, current or future direct or indirect holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of the Company Group and its Affiliates (the Persons in clauses (A)

Exhibit 10.2
and (B) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate any of the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure. Upon payment to Parent of the Company Termination Fee plus, to the extent applicable, any costs and connections in payable pursuant to Section 6.20, (1) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 9.4, as applicable); and (2) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 9.4, as applicable).
(iii)Under no circumstances will the collective monetary damages and any other amounts payable by the Company for breaches under this Agreement exceed an amount equal to $1,152,000 (such aggregate amount, the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will Parent, Merger Sub or the Parent Related Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Transactions, the termination of this Agreement, the failure to consummate any of the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure. Other than the obligations of the Company to the extent expressly provided in this Agreement and other than the obligations of the Company or any of its Affiliates to the extent expressly provided in the Confidentiality Agreement, in no event will any Company Related Party or any other Person other than the Company have any liability for monetary damages to Parent, Merger Sub or any other Person relating to or arising out of this Agreement or the Transactions.
(iv)The Company’s receipt of the aggregate amount of the Parent Termination Fee, to the extent owed pursuant to Section 8.3(c), will be the maximum amount of monetary damages that the Company Group and its Affiliates may recover from the Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate any of the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure. Upon payment to the Company of the Parent Termination Fee, (1) none of the Parent Related Parties will have any further liability or obligation to the Company relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions

Exhibit 10.2
contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 9.4); and (2) none of the Company Group or any other Person will be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any Parent Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Company may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 9.4).
(g)Acknowledgment Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(g), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the terms and limitations of, Section 9.8(b), under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 9.8(b) and any monetary damages.
(h)Non-Recourse Parent Party. In no event will the Company or any Company Related Parties seek or obtain, nor will they permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (which excludes, for the avoidance of doubt, Parent and Merger Sub) with respect to this Agreement or the transactions contemplated hereby (including any breach by Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than (i) from Parent or Merger Sub to the extent expressly provided for in this Agreement; or (ii) from any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement.
(i)Non-Recourse Company Party. In no event will Parent or Merger Sub or any Parent Related Parties seek or obtain, nor will they permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Company Party (other than the Company) with respect to this Agreement or the transactions contemplated hereby (including any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than (i) from the Company to the extent expressly provided for in this Agreement; or (ii) from any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement.
8.4 Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.
8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant to this Agreement; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Exhibit 10.2
ARTICLE IX
GENERAL PROVISIONS
9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.
9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand (with a written or electronic confirmation of delivery) or by email (with electronic confirmation of receipt), in each case to the intended recipient as set forth below:
(a)if to Parent or Merger Sub to:
Star Equity Holdings, Inc.
53 Forest Avenue, Suite 101
Old Greenwich, CT 06870
Attn: Legal Dept
Email: Legal@starequity.com

with a copy (which will not constitute notice) to:
Baker & Hostetler LLP
45 Rockefeller Plaza
New York, NY 10111
Attn: Adam Finerman
Email: afinerman@bakerlaw.com

(b)if to the Company (prior to the Effective Time) to:
Harte Hanks, Inc.
1 Executive Drive
Chelmsford, MA 01824
Attn: David Garrison
Email: david.garrison@hartehanks.com

with a copy (which will not constitute notice) to:
Baker Botts L.L.P.
910 Louisiana Street Houston, TX 77002
Attn: Travis Wofford; Carina Antweil
Email: travis.wofford@bakerbotts.com; carina.antweil@bakerbotts.com

Any notice sent by email or otherwise received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other

Exhibit 10.2
disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation or (b) to any of their respective Affiliates and any Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties to Texas Capital Bank pursuant to the terms of the Debt Financing solely for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not impede or delay the consummation of the Transactions or otherwise impede the rights of the holders of shares of Company Common Stock and Company Equity Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.
9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent (together with its subsidiaries) and the Company (together with its subsidiaries) have previously executed a Non-Disclosure Agreement, dated January 8, 2026 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Transactions in accordance with the Confidentiality Agreement, and the Company and its Representatives will hold and treat all documents and information concerning the Parent Group furnished or made available to the Company or its Representatives in connection with the Transactions in accordance with the Confidentiality Agreement; provided, however, that nothing in this Section 9.4 or in the Confidentiality Agreement will prohibit Parent, Merger Sub or any of their respective Representatives, or the Company or any of its Representatives, from making any disclosure required by applicable law, the rules or regulations of the SEC, NASDAQ or any other applicable stock exchange, any Governmental Authority or law, including in connection with the Form S-4, the Proxy Statement, any Other Required Filing or any disclosure made in compliance with Section 6.11.
9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement and the Company Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.
9.6 Third Party Beneficiaries. Except as set forth in Section 6.7 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.7; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and Company Equity Awards to receive the Merger Consideration set forth in Article II.
9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.8 Remedies.
(a)Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the

Exhibit 10.2
exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages (including the payment of the Parent Termination Fee), under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance and all or any portion of the Parent Termination Fee).
(b)Specific Performance.
(i)The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger, provided that (1) all conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived, (2) the Debt Financing (or any Alternative Debt Financing) has been funded or will be funded substantially concurrently with such specific performance, (3) the Company has irrevocably confirmed in writing that if specific performance is granted and the Debt Financing or any Alternative Debt Financing) is funded, it will consummate the Closing, and (4) Parent and Merger Sub are otherwise required to consummate the Closing pursuant to Section 2.3.
(ii)The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
9.9 Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
9.10 Consent to Jurisdiction.

Exhibit 10.2
(a)General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE MERGER, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE DEBT FINANCING OR ANY ALTERNATIVE DEBT FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the

Exhibit 10.2
use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
9.14 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.
9.15 Performance Guarantee. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.
[Signature pages follow.]

Exhibit 10.2
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

STAR EQUITY HOLDINGS, INC.

By: /s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein
Title: President

Merger Sub - R, Inc.

By: /s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein
Title: President

Exhibit 10.2

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

HARTE HANKS, INC.

By: / s/ David Fisher
Name: David Fisher
Title: President